                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-87472
PROSPECTUS
                                  $200,000,000

                                 [POLYONE LOGO]
                               OFFER TO EXCHANGE
                  ALL OUTSTANDING 8.875% SENIOR NOTES DUE 2012
                        FOR 8.875% SENIOR NOTES DUE 2012

                                       OF

                              POLYONE CORPORATION

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                     NEW YORK CITY TIME, ON AUGUST 27, 2002
                             ---------------------

THE EXCHANGE NOTES

     - The terms of the notes to be issued are substantially identical to the outstanding notes that PolyOne issued on April 23, 2002, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the exchange notes.

     - Interest on the notes accrues at the rate of 8.875% per year, payable in cash every six months on May 1 and November 1, with the first payment on November 1, 2002.

     - The notes are senior, unsecured obligations of PolyOne and rank equally with our other senior unsecured indebtedness and are effectively subordinated to the obligations of our subsidiaries.

MATERIAL TERMS OF THE EXCHANGE OFFER

     - Expires at 5:00 p.m., New York City time, on August 27, 2002, unless extended.

     - This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

     - Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

     - PolyOne will not receive any cash proceeds from the exchange offer.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
                             ---------------------

     PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                    The date of this prospectus is July 24, 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about PolyOne that is not included in or delivered with this prospectus. You may obtain documents that are filed by PolyOne with the Securities and Exchange Commission and incorporated by reference in this prospectus without charge by requesting the documents, in writing or by telephone, from the Securities and Exchange Commission or:

          PolyOne Corporation
          Suite 36-500
          200 Public Square
          Cleveland, Ohio 44114-2304
          Attention: Dennis Cocco, Chief Investor & Communications Officer
          Telephone: (216) 589-4018

     If you would like to request copies of these documents, please do so by August 20, 2002 in order to receive them before the expiration of the exchange offer. See "Where You Can Find More Information."

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   12
Forward-Looking Statements..................................   18
Use of Proceeds.............................................   19
Capitalization..............................................   20
Selected Historical Consolidated Financial Data.............   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   36
Description of Specific Other Indebtedness..................   43
The Exchange Offer..........................................   45
Description of Notes........................................   54
Book-Entry, Delivery and Forms..............................   65
Federal Income Tax Consequences of the Exchange Offer.......   67
Specific Federal Income Tax Considerations Relating to the
  Exchange Notes............................................   67
Plan of Distribution........................................   71
Legal Matters...............................................   71
Experts.....................................................   71
Where You Can Find More Information.........................   72
Incorporation By Reference..................................   72

                               ------------------

                        INDUSTRY, RANKING AND OTHER DATA

     The data included in this prospectus regarding industries and ranking, including the size of specific industries and our position and the position of our competitors within these industries, are based on independent industry publications or other published industry sources and our estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the industries in which we operate and our management's knowledge and experience. Although we have not independently verified the accuracy of these estimates, we believe these estimates to be accurate as of the date of this prospectus.

                                    SUMMARY

     The following summary contains information about PolyOne and this offering. It does not contain all of the information that may be important to you in making a decision to exchange any outstanding notes, but it does summarize particular material information appearing elsewhere in the prospectus and in our filings that are incorporated by reference. For a more complete understanding of PolyOne and this offering, we urge you to read carefully this entire prospectus and the documents incorporated by reference, including the "Risk Factors" and "Forward-Looking Statements" sections and our consolidated financial statements and the notes to those statements. Unless the context otherwise indicates, the terms "PolyOne," "we," "our" and "us" as used in this prospectus refer to PolyOne Corporation and its consolidated subsidiaries.

                              POLYONE CORPORATION

     We are a leading global polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounds and additives and thermoplastic resin distribution. PolyOne was formed on August 31, 2000 as a result of the consolidation of The Geon Company and M.A. Hanna Company. We consider ourself a leader in delivering value to customers through our strengths in polymer technology, manufacturing and supply chain processes, information technology, environmental and safety performance, overall quality and operational excellence. For the fiscal year ended December 31, 2001, we had revenues of $2.7 billion, EBITDA of $59 million, loss before cumulative change in accounting of $46 million and a net loss of $46 million, and for the quarter ended March 31, 2002, we had revenues of $613 million, EBITDA of $21 million, loss before cumulative change in accounting of $4 million and a net loss of $57 million.

     We operate in four business segments: Performance Plastics, Elastomers and Performance Additives, Distribution and Resin and Intermediates.

PERFORMANCE PLASTICS

     We are a leading merchant producer of compounded plastics to the specifications of manufacturers of plastic products throughout North America and Europe. We engage in the custom compounding of plastic materials to the specifications of manufacturers of molded and extruded plastic products through our compounding business. Our compounds are used in end products such as appliance components, automotive trim, business equipment housing, computer disk drive components, bottles, pipe and pipe fitting, windows, wire and cable. Through our custom formulated colorants and additives business, we manufacture custom formulated colorants in the form of color concentrates, liquid dispersions, dry colorants and additives for customers in the plastic industry throughout North America, Europe, South America and Asia. We are also a leading North American producer of specialty vinyl dispersion resins. In addition, our business processes specialty dispersion resins with different additives, such as plastisizers and fillers, to produce liquid or solid plastisol formulations. We also produce formulations using urethanes and latex polymers. Through our engineered films business, we process flexible compounds into rolls of various-gauge films. These products are incorporated into automotive instrument panels, airbags, furniture fabrics, loose-leaf binder covers, medical bloodbags and pool liners.

ELASTOMERS AND PERFORMANCE ADDITIVES

     We engage in the custom compounding of rubber materials to the specifications of manufacturers of rubber products throughout North America through our rubber compounding and additives businesses. This includes products used in the manufacture of automobile hoses and belts, footwear, escalator railings and industrial conveyors. We also produce rubber colorants and additives for the rubber industry worldwide. We believe we are the largest independent custom rubber compounder in North America.

DISTRIBUTION

     We distribute more than 3,500 grades of engineering and commodity resins and plastic compounds from approximately 12 major suppliers including our own polyvinyl chloride, or PVC, compounds through our distribution business. These products are sold to custom molders and extruders who convert them into plastic products. Our customers produce products that are sold to a number of different industries and end markets. We believe we are one of the leading distributors of plastic resins and compounds in North America.

RESIN AND INTERMEDIATES

     Our Resin and Intermediates segment manufactures products such as PVC resins, vinyl chloride monomer, or VCM, and caustic soda. These products are sold to customers in the aluminum, paper and pulp and construction industries. This segment also produces intermediates, such as chlorine, for internal consumption by our affiliate in the production of PVC resins. This segment consists primarily of investments in equity affiliates, principally Oxy Vinyls, LP and SunBelt Chlor-Alkali Partnership.

                          PRINCIPAL EQUITY AFFILIATES

     We hold an equity interest in several joint ventures. Our two largest investments, based on our recorded investment in and commitment to guarantee debt of our equity affiliates, are OxyVinyls and SunBelt. We have a 24% interest in OxyVinyls, a partnership with Occidental Chemical Corporation, which is a leading producer of PVC resin and VCM in North America. OxyVinyls also produces chlorine and caustic soda. We also own 50% of SunBelt, a joint venture with Olin Corporation, which produces chlorine and caustic soda.

                           INFORMATION ABOUT POLYONE

     We are an Ohio corporation formed on August 31, 2000 by the consolidation of The Geon Company and M.A. Hanna Company. Our principal executive office is located at Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114-2304, and our telephone number is (216) 589-4000. Our common shares are listed on The New York Stock Exchange under the symbol "POL."

                               THE EXCHANGE OFFER

The Exchange Offer............    We are offering to exchange $200.0 million in
                                  principal amount of our 8.875% senior notes due May 1, 2012, which have been registered under the federal securities laws, for $200.0 million in principal amount of our outstanding unregistered 8.875% senior notes due May 1, 2012, which we issued on April 23, 2002 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

                                  In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights
Agreement.....................    We sold the outstanding notes on April 23,
                                  2002 to a limited number of initial
                                  purchasers. At that time, we signed a
                                  registration rights agreement with those initial purchasers, which requires us to conduct this exchange offer. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement.
                                  After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you liquidated damages.

If You Fail to Exchange Your
  Outstanding Notes...........    If you do not exchange your outstanding notes
                                  for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date...............    The exchange offer will expire at 5:00 p.m.,
                                  New York City time, on August 27, 2002, unless we decide to extend the expiration date. See
                                  "The Exchange Offer -- Expiration Date;
                                  Extensions; Amendments."

Conditions to the Exchange
Offer.........................    The exchange offer is subject to conditions
                                  that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.
                                  See "The Exchange Offer -- Conditions."

                                  We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

                                    - to delay the acceptance of the outstanding
                                      notes;

                                    - to terminate the exchange offer if
                                      specified conditions have not been
                                      satisfied;

                                    - to extend the expiration date of the
                                      exchange offer and retain all tendered
                                      outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes; and

                                    - to waive any condition or otherwise amend
                                      the terms of the exchange offer in any
                                      respect. See "The Exchange
                                      Offer -- Expiration Date; Extensions;
                                      Amendments."

Procedures for Tendering
Notes.........................    If you wish to tender your outstanding notes
                                  for exchange, you must:

                                    - complete and sign the enclosed letter of
                                      transmittal by following the related
                                      instructions; and

                                    - send the letter of transmittal, as
                                      directed in the instructions, together
                                      with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

                                  Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                  Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer -- Exchange Agent."

Special Procedures for
Beneficial Owners.............    If your outstanding notes are registered in
                                  the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See "The Exchange Offer --
                                  Procedures for Tendering."

Withdrawal Rights.............    You may withdraw the tender of your
                                  outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The Exchange Offer -- Withdrawal of Tenders."

Federal Income Tax
Considerations................    The exchange of outstanding notes for the
                                  exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Resale of Exchange Notes......    We believe that you will be able to offer for
                                  resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                                    - you are acquiring the exchange notes in
                                      the ordinary course of business;

                                    - you are not engaged in, and do not intend
                                      to engage in, a distribution of the
                                      exchange notes;

                                    - you do not have any arrangement or
                                      understanding with any person to
                                      participate in the distribution of the
                                      exchange notes;

                                    - you are not a broker-dealer tendering
                                      outstanding notes acquired directly from us for your own account;

                                    - you are not one of our affiliates, as
                                      defined in Rule 405 of the Securities Act;
                                      and

                                    - you are not prohibited by law or any
                                      policy of the SEC from participating in
                                      the exchange offer.

                                  Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

                                  If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

                                  Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange Offer -- Resale of the Exchange Notes."

Exchange Agent................    The exchange agent for the exchange offer is
                                  The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange
                                  Offer -- Exchange Agent" and in the letter of transmittal.

                                  See "The Exchange Offer" for more detailed information concerning the exchange offer.

                               THE EXCHANGE NOTES

Exchange Notes................    $200.0 million aggregate principal amount of
                                  8.875% senior notes due 2012.

Maturity Date.................    May 1, 2012.

Interest Payment Dates........    The exchange notes will bear interest at the
                                  rate of 8.875% per year, payable semi-annually in cash, in arrears on May 1 and November 1 of each year, commencing on November 1, 2002.

Ranking.......................    The exchange notes will be our general
                                  unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness. The exchange notes will not be guaranteed by any of our subsidiaries.
                                  The exchange notes will be effectively
                                  subordinated to all existing and future debt of our subsidiaries.

                                  As of March 31, 2002, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, our total outstanding consolidated debt would have been $597.7 million, of which $19.9 million would have been debt of our subsidiaries. Of this debt, $14.9 million would be senior to the exchange notes and $582.8 million would be equal in ranking to the exchange notes. In addition, as of April 23, 2002, after giving effect to the sale of $200 million of the outstanding notes and related use of proceeds in April 2002, approximately $117 million of our existing senior capital resource facilities were available to be drawn while remaining in compliance with these facilities.

                                  We and some of our domestic subsidiaries have agreed to secure our obligations under our revolving credit facility and some letters of credit, bank guarantees and hedging instruments with some of our real property, all of our equipment located on this real property, all of our inventory, all of our accounts receivable (subject to a priority security interest granted to the purchasers under our receivables sale facility), all of our deposit accounts and substantially all of our intellectual property, as well as the capital stock of these subsidiaries. These domestic subsidiaries have also guaranteed our obligations under our revolving credit facility and the letters of credit, bank guarantees and hedging instruments. As of March 31, 2002, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had approximately $41.5 million of obligations under the letters of credit, bank guarantees and hedging instruments. In addition, if we exceed the specified limits of secured debt permitted by the indentures governing our other existing notes or our guarantee of the notes of one of our equity affiliates as we borrow under our revolving credit facility, we will be required to equally and ratably secure the exchange notes, the other existing notes and the guarantee with this collateral for so long as these specified limits are exceeded. Accordingly, depending on the amount drawn under our revolving credit facility, the exchange notes could become secured.

                                  Our obligations under the revolving credit facility will be secured and guaranteed until our debt-to-EBITDA ratio is less than 3.50 to
                                  1.0 for any two consecutive fiscal quarters.
                                  If the revolving credit facility becomes unsecured, the exchange notes will not be secured by the collateral described above. See "Description of Specific Other Indebtedness."

Sinking Fund..................    We are not required to make any mandatory
                                  redemption of the exchange notes and there is no amortization or sinking fund to cover the payment of principal and interest on the exchange notes.

Optional Redemption...........    We will have the option to redeem the exchange
                                  notes at any time at a price equal to the greater of 100% of the principal amount of the exchange notes and a "make-whole" amount, plus, in each case, any accrued interest to the date of redemption. The "make-whole" amount will be based on a discount rate equal to the yield on a comparable U.S. Treasury security plus 50 basis points. See
                                  "Description of Notes -- Optional Redemption."

Use of Proceeds...............    We will not receive any cash proceeds from the
                                  issuance of the exchange notes.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The summary historical financial data of PolyOne set forth below as of December 31, 2001, 2000, 1999, 1998 and 1997 and for each of the five years in the period ended December 31, 2001 are derived from the audited consolidated financial statements. The summary historical financial data set forth below as of March 31, 2002 and 2001 and for the three months ended March 31, 2002 and 2001 are derived from the unaudited interim consolidated financial statements. PolyOne was formed on August 31, 2000 from the consolidation of The Geon Company and M. A. Hanna Company. This consolidation was accounted for as a purchase business combination, with Geon as the acquiring entity. Accordingly, our audited results under generally accepted accounting principles (GAAP) for the year ended December 31, 2000 reflect the operating results of Geon for eight months prior to the consolidation and of PolyOne for four months (which include the operating results of Hanna from the date of consolidation). Accordingly, the summary historical financial data as of December 31, 2001, and for the year then ended is generally not comparable to the summary historical financial data for the other periods presented in the table below. Note (1) to the summary historical financial data includes pro forma income statement data and other data for 2000 and 1999 that gives effect to the consolidation of Geon and Hanna and certain other transactions as if such transactions had occurred prior to the periods presented. The audited results for the years ended December 31, 1999, 1998 and 1997 are those of Geon only. The historical results include the following business acquisitions from the acquisition date indicated:
Synergistics Industries Limited from October 31, 1997; Plast-O-Meric, Inc., and the Wilflex Division of Flexible Products Company, from June 1, 1998; Adchem, Inc. from September 1, 1998; Acrol Holdings Limited from July 1, 1999; O'Sullivan Corporation from July 8, 1999; and Dennis Chemical Company, Inc. from September 8, 1999. In addition, the 1999 results of operations reflect the formation of Oxy Vinyls, LP on April 30, 1999, and the contribution of substantially all of the Company's former PVC resin operations to Oxy Vinyls, LP. In connection with this, PolyOne also acquired businesses from Occidental Chemical Corporation and formed a powder compounding joint venture, all of which are reflected in the PolyOne's consolidated results of operations from May 1, 1999. The results of operations for interim periods are not necessarily indicative of results for a full year's operations.

     The summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus and the audited consolidated financial statements and related notes and the unaudited interim consolidated financial statements and related notes of PolyOne incorporated by reference into this prospectus. For additional information, see "Where You Can Find More Information."

                                                                                                 THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                       MARCH 31,
                                          ----------------------------------------------------   -------------------
                                            2001       2000       1999       1998       1997       2002       2001
                                          --------   --------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA(1):
Sales...................................  $2,654.6   $1,887.8   $1,261.2   $1,284.4   $1,250.0   $  613.2   $  709.7
Depreciation and amortization...........      91.3       57.4       44.4       57.9       54.6       18.3       26.4
Employee separation and plant
  phase-out.............................      36.1        2.8        0.5       14.6       15.0        0.9        8.9
Merger and integration costs............       5.9        9.5         --         --         --         --        5.3
Operating income (loss).................     (17.1)      64.8       99.7       41.0       51.7        6.5      (23.3)
Income (loss) before cumulative effect
  of a change in accounting.............     (46.1)      15.9      106.2       13.8       22.5       (3.6)     (21.4)
Net income (loss)(2)....................     (46.1)      15.9      104.7       13.8       22.5      (57.3)     (21.4)
BALANCE SHEET DATA (AT PERIOD END):
Current assets..........................  $  485.6   $  796.5   $  357.7   $  234.7   $  313.5   $  573.7   $  722.2
Goodwill and other intangible assets,
  net(3)................................     537.3      540.3      183.1       81.5       63.6      481.5      527.9
Total assets............................   2,061.2    2,430.6    1,162.6      802.0      872.9    2,058.5    2,351.9
Current liabilities.....................     500.1      746.8      440.7      256.8      313.6      565.8      675.4
Long-term debt..........................     426.8      430.5      130.9      135.4      136.4      424.4      439.7
Shareholders' equity....................     713.4      827.6      334.7      214.1      223.8      653.4      791.3
OTHER DATA(1):
EBITDA(4)...............................  $   59.2   $  118.6   $  140.5   $   96.3   $  100.4   $   21.1   $    0.8
Net cash provided (used) by:
  Operating activities..................     308.7       63.9      114.6      106.6       98.3      (32.0)      78.3
  Investing activities..................     (74.9)      20.4     (243.6)     (94.9)    (115.6)      (8.6)     (20.2)
  Financing activities..................    (252.6)     (97.2)     164.8      (45.2)      52.6       45.5      (63.1)
Capital expenditures....................      80.2       62.7       60.1       40.7       50.9       10.7       19.3
Expenditure for acquisitions(5).........        --      520.0      233.5       57.1       82.2         --         --
Interest expense........................      41.9       36.7       17.7       16.0       11.9        8.8       12.9
Ratio of earnings to fixed
  charges(6)(7).........................        --        1.5x       5.7x       1.7x       2.1x        --         --

---------------

(1) The income statement data and the other data are based on financial information from the income statement, which includes the operating results for acquisitions and other transactions from the date thereof. Below is a summary of pro forma operating results, which assumes the consolidation of Geon and Hanna occurred prior to the periods presented. Further, the pro forma operating results assume that Hanna's sale of its Cadillac Plastic business, Geon's 1999 transactions with Occidental Chemical Corporation and the acquisition of O'Sullivan occurred prior to the periods presented. The unaudited pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                                                2000        1999
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA, PRO FORMA (UNAUDITED):
Sales.......................................................  $3,139.7    $3,039.9
Operating income............................................     115.5       181.8
Income before cumulative effect of a change in accounting...      52.4        81.4
Net income..................................................      52.4        79.9
OTHER DATA, PRO FORMA (UNAUDITED):
Depreciation and amortization...............................  $  101.6    $  104.3
EBITDA(4)...................................................     215.7       290.9

The above pro forma data includes the effects of the following restructuring and other one-time items. The pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial
Condition and Results of Operations" included in this prospectus.

                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Employee separation and plant phase-out.....................   $  2.8       $ (0.1)
Equity investment restructuring costs.......................       --          0.8
Executive separation cost...................................      8.5           --
Directors' pension termination..............................      0.8           --
Other restructuring costs...................................      0.6          1.2
Write-off of debt placement.................................      0.8           --
Reversal of Hanna dock operations reserves..................       --         (1.2)
Gain on sale of assets......................................       --        (13.2)
Loss on sale of business....................................       --         10.9
                                                               ------       ------
Subtotal -- pre-tax expense (income)........................     13.5         (1.6)
                                                               ------       ------
Subtotal -- after-tax expense...............................      8.1          3.6
German tax rate reduction...................................     (1.5)          --
Hanna reversal of income tax reserve........................    (10.5)          --
                                                               ------       ------
Total after-tax impact of special items (income)............     (3.9)         3.6
Income, pro forma, before cumulative effect of a change in
  accounting................................................     52.4         81.4
                                                               ------       ------
Income, pro forma before cumulative effect of a change in
  accounting and special items..............................   $ 48.5       $ 85.0
                                                               ======       ======
EBITDA, pro forma before special items......................   $229.2       $289.3
                                                               ======       ======
Operating income, pro forma before special items............   $128.4       $184.3
                                                               ======       ======

Net income, EBITDA and operating income, before special items are non-GAAP measures, and may not be comparable to financial performance measures presented by other companies.

(2) Reflects the effects of certain restructuring and other one-time special items included in historical operating income and net income (loss) as follows. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

(3) Goodwill comprised $446.8 million of the $481.5 million of goodwill and other intangibles, net reported at March 31, 2002.

                                                                          THREE MONTHS
                                                                              ENDED
                                     YEARS ENDED DECEMBER 31,               MARCH 31,
                            ------------------------------------------   ---------------
                             2001     2000     1999     1998     1997     2002     2001
                            ------   ------   ------   ------   ------   ------   ------
                                               (DOLLARS IN MILLIONS)
Employee separation and
  plant phase-out.........  $ 36.1   $  2.8   $  0.5   $ 14.6   $ 15.0   $  0.9   $  8.9
Plant phase-out
  accelerated
  depreciation............      --       --       --       --       --      0.5       --
Merger and integration
  costs...................     5.9      9.5       --       --       --       --      5.3
Equity investment
  restructuring and plant
  idling costs*...........     9.4       --      0.8       --       --      0.7      1.0
Charge for acquired profit
  in inventory relating to
  business acquisitions...      --      2.8      3.2       --       --       --       --
Directors' pension
  termination.............      --      0.8       --       --       --       --
Other restructuring
  costs...................     0.2      0.6      1.2       --       --       .1       --
Investment writedown and
  loss on the
  divestiture.............    10.1       --       --       --       --      1.5      0.6
Litigation settlement
  (gain)..................    (4.1)      --       --       --       --       --       --
Write-off of debt
  placement...............      --      0.8       --       --       --       --       --
(Gain) on formation of
  joint ventures..........      --       --    (93.5)      --       --       --       --
                            ------   ------   ------   ------   ------   ------   ------
Subtotal -- pre-tax
  (income) expense........    57.6     17.3    (87.8)    14.6     15.0      3.7     15.8
                            ------   ------   ------   ------   ------   ------   ------
Subtotal -- after-tax
(income) expense..........    35.9     10.6    (53.7)     8.9      9.2      2.3      9.6
German tax rate
  reduction...............      --     (1.5)      --       --       --       --       --
                            ------   ------   ------   ------   ------   ------   ------
Total after-tax impact of
  special items...........    35.9      9.1    (53.7)     8.9      9.2      2.3      9.6
Income (loss) before
  cumulative effect of a
  change in accounting....   (46.1)    15.9    106.2     13.8     22.5     (3.6)   (21.4)
                            ------   ------   ------   ------   ------   ------   ------
Income (loss) before
  cumulative effect of a
  change in accounting and
  special items...........  $(10.2)  $ 25.0   $ 52.5   $ 22.7   $ 31.7   $ (1.3)  $(11.8)
                            ======   ======   ======   ======   ======   ======   ======
EBITDA, before special
  items...................  $116.8   $135.1   $146.2   $110.9   $115.4   $ 24.8   $ 16.6
                            ======   ======   ======   ======   ======   ======   ======
Operating income, before
  special items...........  $ 34.5   $ 81.5   $105.4   $ 55.6   $ 66.7   $  8.7   $ (8.1)
                            ======   ======   ======   ======   ======   ======   ======

 * Represents employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant.

     Net income, EBITDA and operating income, before special items are non-GAAP measures, and may not be comparable to financial performance measures presented by other companies.

(4) EBITDA represents operating income plus other income (expense) and, depreciation and amortization. EBITDA is presented as it is frequently used by security analysts and certain investors in evaluating companies and their ability to service debt. However, EBITDA should not be considered an alternative to net cash from operating, investing and financing activities as a measure of liquidity or as an alternative to net income as an indicator of operating performance or any other measure of performance in accordance with generally accepted accounting principles. EBITDA is not a measurement under generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies.

(5) This amount includes business acquisitions for cash, net of cash acquired and the M.A. Hanna Company consolidation for stock, net of cash received and transaction costs paid in 2000.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items and the cumulative effect of change in method of accounting and excluded undistributed earnings (loss) of affiliates, except for the pre-tax loss of 50% or less owned affiliates for which PolyOne has guaranteed debt, and capitalized interest, but include fixed charges and amortization of previously capitalized interest. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and a portion of rental expense representing an interest factor.

(7) Earnings for the year ended December 31, 2001 and for the three months ended March 31, 2002 and March 31, 2001 were inadequate to cover fixed charges. The coverage deficiency for these periods amounted to $64.0 million, $5.3 million and $35.6 million, respectively.

                                  RISK FACTORS

     An investment in the exchange notes involves risk. We have summarized particular material information appearing in this prospectus and in our public filings that are incorporated by reference. In addition to the other particular material information summarized in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and information under "Forward-Looking Statements," which appear elsewhere in this prospectus before deciding whether to exchange any outstanding notes.

RISKS RELATING TO OUR DEBT, INCLUDING THE EXCHANGE NOTES

OUR HIGH LEVEL OF DEBT COULD IMPAIR OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     As of March 31, 2002, we had total outstanding consolidated debt of approximately $492.7 million and shareholders' equity of approximately $653.4 million. Approximately $60 million of our total outstanding consolidated debt as of March 31, 2002 was debt of our subsidiaries. In addition, as of March 31, 2002, we had sold $193.6 million of our accounts receivables under our receivables sale facility. As of March 31, 2002, we had also guaranteed $42.3 million of OxyVinyls' borrowings from Occidental Chemical Corporation and $97.5 million of SunBelt's outstanding senior secured notes. As of and including March 31, 2002, our annual debt service payment obligations for 2002 consisted of approximately $4 million in principal payments and approximately $35 million in interest expense, of which approximately $0.5 million and $9 million, respectively, had been paid. After giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we estimate that our 2002 interest expense will increase by approximately $7.6 million and, going forward, will increase by approximately $10 million on an annual basis.

     After giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we would have had approximately $202 million of variable rate debt outstanding. Accordingly, each 1% increase in variable rates would result in approximately a $2.0 million increase in annual debt service costs. Effective May 28, 2002, we entered into three new fixed-to-variable interest rate swaps with notional amounts totaling $80 million. Entering into these swaps increased our variable rate debt by $80 million, and each 1% increase in interest rates will increase our annual debt service costs by an additional $800,000.

     Our high level of debt and our debt service obligations could:

     - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - reduce the amount of money available to finance our operations, capital expenditures and other activities;

     - increase our vulnerability to economic downturns and industry conditions;

     - limit our flexibility in responding to changing business and economic conditions, including increased competition and demand for new products and services;

     - place us at a disadvantage when compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds.

     We may incur substantial additional debt in the future, and we may do so in order to finance future acquisitions and investments. The terms of the indenture governing the exchange notes restrict us and our subsidiaries from incurring secured debt only. The addition of further debt to our current high level of debt could intensify the leverage related risks that we now face.

HOLDERS OF SECURED DEBT WOULD BE PAID FIRST AND WOULD RECEIVE PAYMENTS FROM ASSETS USED AS SECURITY BEFORE YOU RECEIVE PAYMENTS IF WE WERE TO BECOME INSOLVENT.

     In general, the exchange notes will not be secured by any of our assets or the assets of our subsidiaries. The indenture governing the outstanding notes and the exchange notes, and the indentures governing our other existing notes and our guarantee of the SunBelt notes permit us to incur future secured debt up to specified limits. If we were to become insolvent, holders of any current and future secured debt would be paid first and would receive payments from the assets used as security before you receive any payments. You may therefore not be fully repaid if we become insolvent.

     In connection with amending and restating the credit agreement governing our revolving credit facility, we have agreed to secure any amounts outstanding under our revolving credit facility and amounts under some letters of credit, bank guarantees and various hedging instruments. If we exceed the specified limits of secured debt permitted by the indenture governing the outstanding notes and the exchange notes, the indentures governing any of our other existing notes or our SunBelt guarantee, we will have to secure the debt under the outstanding notes and the exchange notes, as the case may be, the other existing notes and our SunBelt guarantee as well. But if we do not exceed these specified limits, the holders of the outstanding notes and the exchange notes, as the case may be, our other existing notes and our SunBelt guarantee would remain unsecured whereas amounts outstanding under our revolving credit facility and the letters of credit, bank guarantees and hedging instruments would be secured. Assuming that the offering of the outstanding notes had taken place on March 31, 2002 and giving effect to the application of the net proceeds therefrom, we would not have had any amounts outstanding under our revolving credit facility, but we would have had approximately $41.5 million of obligations under the letters of credit, bank guarantees and hedging instruments, which would have been secured. In the future, we may incur additional secured debt.

ASSETS OF OUR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE EXCHANGE NOTES.

     Our subsidiaries have no obligations to make payments in respect of the outstanding notes and the exchange notes, as the case may be. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the creditors of such subsidiary, including trade creditors, will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us as a shareholder. After paying their own creditors, our subsidiaries may not have any remaining assets available for payment to holders of the exchange notes. As a result, the outstanding notes and the exchange notes, as the case may be, are effectively junior in right of payment to the obligations of our subsidiaries. Assuming that the offering of the outstanding notes had taken place on March 31, 2002 and giving effect to the application of the net proceeds therefrom, the total indebtedness of our subsidiaries owed to third parties would have been approximately $19.9 million.

THE TERMS OF OUR REVOLVING CREDIT FACILITY IMPOSE FINANCIAL AND OPERATING RESTRICTIONS.

     Our revolving credit facility contains restrictive covenants that limit our ability to engage in a variety of transactions. Our revolving credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not meet those tests. If we are unable to meet those tests, we would be unable to borrow under our revolving credit facility and, if that happens, we may not be able to fund our operations.

     A breach of any of the covenants or other provisions in our revolving credit facility could result in a default under our revolving credit facility. Upon the occurrence of an event of default under our revolving credit facility, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and foreclose on the collateral, if any, securing the revolving credit facility, as well as terminate all commitments to extend further credit, which would adversely affect our ability to fund our operations. If the lenders under our revolving credit facility accelerate the repayment of our borrowings, we may not have sufficient assets to repay the obligations under our revolving credit facility. In addition, in some instances, this would create an event of default under the indenture governing the outstanding notes and the exchange notes.

AN ACTIVE LIQUID TRADING MARKET FOR THE EXCHANGE NOTES MAY NOT DEVELOP.

     There is currently no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. An active trading market for the exchange notes may not develop, or if one does develop, it may not be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOU MAY HAVE DIFFICULTY IN TRANSFERRING THEM AT A LATER TIME.

     We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

RISKS RELATING TO OUR BUSINESS

DEMAND FOR AND SUPPLY OF OUR PRODUCTS AND SERVICES MAY BE ADVERSELY AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH WE CANNOT PREDICT OR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Numerous factors may affect the demand for and supply of our products and services, including:

     - changes in the market acceptance of our products and services;

     - declines in the general level of industrial production;

     - declines in general economic conditions;

     - changes in world or regional plastic, rubber and PVC consumption growth rates;

     - changes in capacity in the PVC, VCM or chlor-alkali industries;

     - declines in the availability or increases in the prices of raw materials;

     - declines in the availability or increases in the prices of energy; and

     - changes in environmental regulations that would limit our ability to sell our products and services in specific markets.

     If any of these factors occur, the demand for and supply of our products and services could suffer, which would adversely affect our results of operations.

     As further described below, the 2001 decline in general economic conditions and related decreases in industrial production and commodity PVC resin and chlor-alkali industry capacity utilization versus the year 2000 significantly reduced our 2001 earnings. Sales in 2001 decreased 15.5% from 2000 pro forma sales, the lower sales volumes were estimated to have reduced operating income by $135 million. In 2001, we reported a net loss, before special items, of $10.2 million or $58.7 million below the year 2000 pro forma, on the same basis. Contributing to the 2001 net loss was a lower 2001 operating income of $40.5 million, before special items, from the Resin and Intermediates business segment which includes our commodity PVC resin and chlor-alkali joint ventures. For additional information, please see " -- The results of our equity affiliates may adversely affect our results of operations," which discusses factors that resulted in lower 2001 operating income from our commodity PVC resin and chlor-alkali joint ventures.

     In the first quarter of 2002, sales declined 13.6% as compared to the same period in 2001. We, for the quarter, reported a net loss of $1.3 million before cumulative effect of a change in accounting and special items.

     The financial losses in the year 2001 and the first quarter of 2002 resulted in our having to amend our revolving bank credit facility three times. The amendments included revisions to our debt leverage (debt / EBITDA) and interest coverage (EBITDA / net interest expense) covenant tests. The amendments enabled us to have the necessary operational flexibility and maintain compliance with our revolving credit agreement. The March 2002 amendment provided security to the bank syndicate and defined limitations on future spending for capital expenditures, acquisitions and increases in dividend payments. Additionally, through these amendments, we reduced our total short-term line of credit available through the revolving credit facility from $400 million to $150 million. In order to ensure that we maintained adequate liquidity, we increased our existing receivables sales facility from $100 million to $250 million. Moreover, despite the operating losses in the year 2001, we generated $116.3 million cash from operations and investing activities, excluding the $117.5 million increased utilization of the receivables sales facility, that was used primarily to reduce outstanding short-term debt. Lastly, in April 2002, we issued $200 million of outstanding notes.

OUR SALES AND OPERATING RESULTS ARE SENSITIVE TO GLOBAL ECONOMIC CONDITIONS AND CYCLICALITY AND COULD BE ADVERSELY AFFECTED DURING ECONOMIC DOWNTURNS.

     Demand for our products is affected by general economic conditions and the business conditions of the industries in which we sell our products and services. The business of most of our customers, particularly our industrial, automotive, construction and electronics customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. A substantial weakening of the North American economy across all of our business segments was reflected in a decrease in the customer sales demand for our products in 2001. According to Automotive News, automotive production was down 10% in 2001 as compared to 2000, and according to Blue Chip Economic Indicators, industrial production fell 4.3% in 2001 compared to 2000 and average industrial capacity utilization fell five percentage points from 82% in 2000 to 77% in 2001. We estimate that our operating income in 2001 decreased approximately $135 million as a direct result of the sales volume decline from 2000. Any downturns in general economic conditions could adversely affect the demand for our products and services and our sales and operating results. In addition, downturns in our customers' industries, even during periods of strong general economic conditions, could adversely affect our sales and our operating results.

WE MAY BE UNABLE TO ACHIEVE, OR MAY BE DELAYED IN ACHIEVING, STRATEGIC VALUE CAPTURE INITIATIVES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND CASH FLOW.

     We anticipate that, as we better understand the capabilities and synergies of the combined operations of Geon and Hanna, we will achieve savings associated with various strategic value capture initiatives. These strategic value capture initiatives include various cost-reduction initiatives, as well as initiatives to increase our sales growth by leveraging our products across business platforms and projectOne. ProjectOne is our IT systems initiative to link most of our business operations worldwide and thereby support many of these strategic value capture initiatives. If we are unable to achieve, or if we meet any unexpected delays in achieving, these goals, our results of operations and cash flow may be adversely affected. Additionally, even if we achieve these initiatives, we may not receive the expected financial benefits of these initiatives. Also, the costs of implementing these initiatives could exceed the benefits of these initiatives.

BECAUSE OUR OPERATIONS ARE CONDUCTED WORLDWIDE, THEY ARE AFFECTED BY RISKS OF DOING BUSINESS ABROAD.

     We generate revenue from export sales, or sales outside the United States by our domestic operations, as well as from our operations conducted outside the United States. Revenue from non-United States operations (principally Canada, Mexico, Europe and Asia) amounted to approximately 24% in the first quarter of 2002, 23% in 2001, 20% in 2000 and 16% in 1999. Long-lived assets of our non-United States operations represented 20% of total long-lived assets at March 31, 2002 and 19% and 21% of total long-lived assets at December 31, 2001 and 2000.

     Our international operations are subject to the risks of doing business abroad, including the following:

     - fluctuations in currency exchange rates;

     - transportation delays and interruptions;

     - political and economic instability and disruptions;

     - restrictions on the transfer of funds;

     - the imposition of duties and tariffs;

     - import and export controls;

     - changes in governmental policies and regulatory environments;

     - labor unrest and current and changing regulatory environments;

     - the uncertainty of product acceptance by different cultures;

     - the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners;

     - difficulties in staffing and managing multi-national operations;

     - limitations on our ability to enforce legal rights and remedies;

     - reduced protection for intellectual property rights in some countries;
       and

     - potentially adverse tax consequences.

     Any of these events could have an adverse effect on our international operations in the future by reducing the demand for our products, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations. We may not continue to operate in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. In addition, these laws may be modified in the future and we may not operate in compliance with those modifications.

OUR MANUFACTURING OPERATIONS ARE SUBJECT TO HAZARDS ASSOCIATED WITH POLYMER PRODUCTION AND RELATED STORAGE AND TRANSPORTATION OF RAW MATERIALS, PRODUCTS AND WASTES.

     Our manufacturing operations are subject to the usual hazards associated with polymer production and the related storage and transportation of raw materials, products and wastes, including, but not limited to:

     - pipeline leaks and ruptures;

     - explosions, fires, inclement weather and natural disasters;

     - mechanical failure;

     - unscheduled downtime;

     - labor difficulties;

     - our inability to obtain or maintain any required licenses or permits;

     - transportation interruptions and environmental hazards such as chemical spills, discharges or releases of toxic or hazardous substances or gases; and

     - storage tank leaks and matters resulting from remedial activities.

     The occurrence of any of these operating problems at our facilities may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole, during and after the period of such operational difficulties. These operating problems may also cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage. In addition, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at our facilities or to chemicals otherwise owned or controlled by us. Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. Although we maintain property, business interruption and casualty insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential hazards incident to our business.

OUR PARTICIPATION IN JOINT VENTURES LIMITS OUR ABILITY TO CONTROL THE OPERATIONS AND BUSINESS OF THESE ENTITIES.

     We participate in several joint ventures both in the United States and abroad. In some joint ventures, we are equal partners with another corporation, while in others we hold either a majority or a minority interest. We may enter into additional joint ventures in the future. The nature of a joint venture requires us to share control with unaffiliated third parties. If our joint venture partners do not fulfill their obligations, the affected joint venture may not be able to operate according to its business plan. In that case, our operations may be adversely affected or we may be required to increase our level of commitment to the joint venture. Also, differences in views among joint venture participants may result in delayed decisions or failures to agree on major issues. Any differences in our views or problems with respect to the operations of our joint ventures could have an adverse effect on our business, financial condition, results of operations or cash flows.

THE RESULTS OF OUR EQUITY AFFILIATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our two largest equity investments are the OxyVinyls and SunBelt partnerships. OxyVinyls is a manufacturer of PVC resins with a capacity of approximately 4.6 billion pounds and has chlor-alkali capacity of approximately 900,000 electro-chemical units, or ECUs. SunBelt is a chlor-alkali manufacturer with annual capacity of approximately 250,000 ECUs. Each ECU represents 1 ton of chlorine and 1.1 tons of co-product caustic soda.

     Each of these partnerships' earnings stream may be significantly affected by changes in the commodity cycle for hydrocarbon feedstocks and for chlor-alkali products. The principal factors impacting OxyVinyls' profitability include PVC resin spreads (the PVC resin selling price less the material cost of chlorine and ethylene), caustic soda selling prices, natural gas prices and customer product demand. The principal factors impacting SunBelt's profitability are caustic soda and chlorine prices.

     Our pre-tax loss in 2001 from these two partnerships was $8.6 million, which was a decline of $47.8 million (OxyVinyls -- $38.4 million, SunBelt -- $9.4 million) from the $39.2 million pre-tax earnings realized in 2000. This decline in earnings adversely affected our financial position and contributed to the increase of our debt leverage ratio test (debt to EBITDA), which includes earnings from equity affiliate joint ventures. The decline in 2001 OxyVinyls earnings was primarily the result of lower OxyVinyls PVC resin and VCM spreads and average higher energy prices. Our earnings in 2001 from OxyVinyls also included a $4.3 million charge for employee severance and liabilities, primarily associated with the temporary idling of a chlor-alkali production facility in Deer Park, Texas. The decline in our portion of SunBelt's earnings in 2001 was primarily the result of lower average ECU selling prices.

     During the first quarter of 2002, our pre-tax loss from OxyVinyls and SunBelt was $3.6 million, including an additional $0.7 million charge at OxyVinyls associated with employee severance and liabilities associated with idling the Deer Park facility. Before this charge, OxyVinyls equity earnings were $0.5 million, an improvement of $11.3 million as compared to the first quarter of 2001 primarily due to lower natural gas costs. Average industry PVC resin selling prices were lower versus the same quarter in 2001 but this decline was largely offset by lower ethylene costs. Our first quarter 2002 pre-tax loss from SunBelt of $3.4 million was largely caused by a decline in caustic soda selling prices. We anticipate pre-tax losses from SunBelt of a similar magnitude in the second quarter of 2002 as projected further decreases in caustic soda selling prices will negate the benefit from chlorine selling price increases. If the operating results of our equity affiliates continue to suffer, our results of operations could be adversely affected.

EXTENSIVE ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS IMPACT OUR OPERATIONS AND ASSETS, AND COMPLIANCE WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations on and ownership of real property are subject to extensive environmental, health and safety regulation at both the national and local level. The nature of our business exposes us to risks of liability under these laws and regulations due to the production, storage, transportation and sale of materials that can cause contamination or personal injury if released into the environment. Environmental laws may have a significant effect on the costs of transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. We may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations arising under these laws.

     Also, federal and state environmental statutes impose strict, and under some circumstances joint and several, liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, and selected the disposal site, as well as on owners and operators of the site. Any or all of the responsible parties may be required to bear all of the costs of clean up, regardless of fault, or legality of the waste disposal or ownership of the site, and may also be subject to liability for natural resource damages. We have been notified by federal and state environmental agencies and private parties that we may be a potentially responsible party, or PRP, in connection with several sites. We may incur substantial costs relating to some of these sites. It is possible that we will be identified as a PRP at more sites in the future. If that happens, substantial investigation or clean up costs could be assessed against us with respect to them.

     We are also conducting investigations and remediation at some of our active and inactive facilities, and have assumed responsibility for environmental liabilities based on pre-1993 operations at sites formerly owned or operated by us or our predecessors.

     Our policy is to accrue costs relating to environmental matters that have been identified and when it is probable that these costs will be required and can be reasonably estimated. However, accruals for estimated costs, including, among other things, the ranges associated with our accruals, for future environmental compliance and remediation may be too low or we may not be able to quantify the potential costs. We may be subject to additional environmental matters giving rise to liability or potential liability that have not yet been identified. We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. We anticipate that compliance will continue to require increased capital expenditures and operating costs, which could adversely affect our financial performance.

WE HAVE A SIGNIFICANT AMOUNT OF GOODWILL, AND ANY FUTURE GOODWILL IMPAIRMENT CHARGES COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     As of March 31, 2002, we had goodwill of $446.8 million recorded on our balance sheet. We completed the SFAS No. 142 transitional impairment review during the first quarter of 2002 for each of our operating segments. As a result, we recognized an after-tax loss of $53.7 million as a cumulative effect of an accounting change relating to our Engineered Films operation.

     Although we recently completed an assessment of goodwill impairment, any additional future impairment of goodwill could result in one or more of the following financial impacts:

     - violation of the required financial ratios;

     - limitation of dividend payments and/or company stock repurchases; and/or

     - extension of security to our existing public debt outstanding.

     Any violation of the currently required financial ratios could limit our ability to access existing or future capital resources. Any extension of security to our existing public debt outstanding could impact the cost of future financing and/or our ability to issue new debt. Limitations on our ability to access existing or future capital resources could jeopardize our ability to pay the principal and interest of our outstanding debt, including the exchange notes.

                           FORWARD-LOOKING STATEMENTS

     You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are "forward-looking statements" including, for example, statements about business outlook, assessment of market conditions, strategies, future plans, future sales, prices for major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

     Factors that could cause actual results to differ materially include, but are not limited to:

     - an inability to achieve or delays in achieving savings related to consolidation and restructuring programs;

     - changes in world, regional or U.S. plastic, rubber and PVC consumption growth rates affecting our markets;

     - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which we participate;

     - delays in achieving or inability to achieve cost reduction and employee productivity goals and other strategic value capture initiatives;

     - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks;

     - fluctuations in raw material prices and supply and energy prices and supply, in particular fluctuations outside the normal range of industry cycles;

     - production outages or material costs associated with scheduled or unscheduled maintenance programs;

     - costs or difficulties and delays related to the operation of joint venture entities;

     - lack of day-to-day operating control, including procurement of raw material feedstocks, of other equity or joint venture affiliates;

     - lack of direct control over the reliability of delivery and quality of the primary raw materials utilized in our products;

     - lack of control over investment decisions and dividend distribution policy of OxyVinyls and our other equity affiliates;

     - an inability to obtain or maintain any required licenses or permits;

     - an inability to comply with any environmental laws and regulations;

     - our ability to launch new products and/or services that fit strategically with and add value to our business; and

     - the possibility of goodwill impairments.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents, amount of receivables sold under the receivables sale facility and capitalization as of March 31, 2002 on a historical basis in accordance with generally accepted accounting principles and on an as adjusted basis for the offering of the outstanding notes. The as adjusted presentation gives effect to the sale of the outstanding notes. The table should be read in conjunction with the consolidated financial statements of PolyOne and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial data of PolyOne included in or incorporated by reference into this prospectus.

                                                                AS OF MARCH 31, 2002
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................   $   22.5     $   22.5
                                                               ========     ========
Amount of receivables sold under the receivables sale
  facility(1)...............................................   $  193.6     $  155.9
                                                               ========     ========
SHORT-TERM DEBT:
  Revolving credit facility(1)..............................   $   40.0     $     --
  Short-term lines of credit(1).............................       24.2          9.2
                                                               --------     --------
                                                                   64.2          9.2
                                                               --------     --------
LONG-TERM DEBT:
  8.875% notes due 2012.....................................         --        200.0
  9.375% senior notes due 2003..............................       90.4         90.4
  Deutsche Bank AG loan due 2003(1).........................       40.0           --
  6.875% debentures due 2005................................       74.5         74.5
  Medium-term notes due 2004 - 2011.........................      151.4        151.4
  7.500% debentures due 2015................................       50.0         50.0
  Other foreign denominated debt............................       21.8         21.8
  Other borrowings..........................................         .4           .4
                                                               --------     --------
                                                                  428.5        588.5
                                                               --------     --------
SHAREHOLDERS' EQUITY:
  Common stock, par value $0.01 per share...................        1.2          1.2
  Additional paid-in capital................................    1,073.9      1,073.9
  Retained earnings.........................................       37.2         37.0
  Common stock held in treasury.............................     (347.5)      (347.5)
  Share ownership trust.....................................       (6.0)        (6.0)
  Accumulated other non-owner equity changes................     (105.4)      (105.4)
                                                               --------     --------
                                                                  653.4        653.2
                                                               --------     --------
Total capitalization........................................   $1,146.1     $1,250.9
                                                               ========     ========

---------------

(1) At March 31, 2002, $40 million was outstanding under our revolving credit facility. We used the net proceeds of approximately $194.9 million from the April 23, 2002 offering of the outstanding notes to repay the amounts outstanding under our revolving credit facility, which were $110.0 million, the Deutsche Bank AG loan, which, including a prepayment penalty of approximately $0.3 million, was $41.1 million, and the amounts outstanding under our short-term lines of credit, which were approximately $6.1 million. In addition, the remaining net proceeds of approximately $37.7 million were used to repay a portion of the receivables sale facility, as indicated above.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents our selected historical consolidated financial data. The selected historical statement of income data for each of the five years in the period ended December 31, 2001 and the selected balance sheet data as of December 31, 2001 have been derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus. The selected historical statement of income data for the three months ended March 31, 2002 and 2001 and the selected balance sheet data as of March 31, 2002 and 2001 have been derived from our unaudited interim consolidated financial statements. PolyOne was formed on August 31, 2000 from the consolidation of The Geon Company and M. A. Hanna Company. This consolidation was accounted for as a purchase business combination, with Geon as the acquiring entity. Accordingly, our audited results under generally accepted accounting principles for the year ended December 31, 2000, reflect the operating results of Geon for the eight months prior to the consolidation and of PolyOne for four months (which include the operating results of Hanna from the date of consolidation). The audited results for the years ended December 31, 1999, 1998 and 1997 are those of Geon only. The results of operations for interim periods are not necessarily indicative of our results for a full year's operations.

     You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus and our historical audited consolidated financial statements and related notes and our historical unaudited interim consolidated financial statements and related notes, which are incorporated by reference into this prospectus. The information below is not necessarily indicative of our results for future periods.

                                                                                               THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                     ----------------------------------------------------   -------------------
                                       2001       2000       1999       1998       1997       2002       2001
                                     --------   --------   --------   --------   --------   --------   --------
                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..............................  $2,654.6   $1,887.8   $1,261.2   $1,284.4   $1,250.0   $  613.2   $  709.7
Employee separation and plant
  phase-out........................      36.1        2.8        0.5       14.6       15.0        0.9        8.9
Operating income (loss)............     (17.1)      64.8       99.7       41.0       51.7        6.5      (23.3)
Income (loss) before cumulative
  effect of a change in
  accounting.......................     (46.1)      15.9      106.2       13.8       22.5       (3.6)     (21.4)
Cumulative effect of change in
  method of accounting.............        --         --       (1.5)        --         --      (53.7)        --
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss) (1)..............  $  (46.1)  $   15.9   $  104.7   $   13.8   $   22.5   $  (57.3)  $  (21.4)
                                     ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share:
  (1)
  Before change in method of
     accounting....................  $  (0.51)  $   0.26   $   2.18   $   0.29   $   0.48   $  (0.04)  $  (0.24)
  Change in method of accounting...        --         --      (0.03)        --         --      (0.60)        --
                                     --------   --------   --------   --------   --------   --------   --------
  Net income (loss)................  $  (0.51)  $   0.26   $   2.15   $   0.29   $   0.48   $  (0.64)  $  (0.24)
                                     ========   ========   ========   ========   ========   ========   ========
Dividends per common share.........  $   0.25   $   0.25   $   0.25   $   0.25   $   0.25   $ 0.0625   $ 0.0625
                                     ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Total assets.......................  $2,061.2   $2,430.6   $1,162.6   $  802.0   $  872.9   $2,058.5   $2,351.9
Long-term debt.....................     426.8      430.5      130.9      135.4      136.4      424.4      439.7

---------------

(1) Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized, but must be reviewed annually for impairment. Prior to the adoption of SFAS No. 142, amortization expense was recorded for goodwill and other intangible assets. The following sets forth a reconciliation of net income and earnings per share information for the years ended December 31, 2001, 2000 and 1999, respectively, adjusted for the non-amortization provisions of SFAS No. 142

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001      2000       1999
                                                              --------   -------   --------
                                                              (DOLLARS IN MILLIONS, EXCEPT
                                                                     PER SHARE DATA)
Reported net (loss) income..................................   $(46.1)    $15.9     $104.7
Cumulative effect of change in accounting, net of tax.......       --        --        1.5
Goodwill amortization, net of tax...........................     12.5       4.9        2.3
Workforce amortization, net of tax..........................      2.3       0.9         --
                                                               ------     -----     ------
Adjusted net (loss) income..................................   $(31.3)    $21.7     $108.5
                                                               ======     =====     ======
Basic (loss) income per share:
As reported.................................................   $(0.51)    $0.26     $ 2.25
Cumulative effect of change in accounting, net of tax.......       --        --       0.03
Goodwill amortization, net of tax...........................     0.14      0.08       0.05
Workforce amortization, net of tax..........................     0.02      0.01         --
                                                               ------     -----     ------
Adjusted basic (loss) income per share......................   $(0.35)    $0.35     $ 2.33
                                                               ======     =====     ======
Diluted (loss) income per share:
As reported.................................................   $(0.51)    $0.26     $ 2.15
Cumulative effect of change in accounting, net of tax.......       --        --       0.03
Goodwill amortization, net of tax...........................     0.14      0.08       0.05
Workforce amortization, net of tax..........................     0.02      0.01         --
                                                               ------     -----     ------
Adjusted diluted (loss) income per share....................   $(0.35)    $0.35     $ 2.23
                                                               ======     =====     ======

     The historical results include the following business acquisitions from the acquisition date indicated: Synergistics Industries Limited from October 31, 1997; Plast-O-Meric, Inc. and the Wilflex division of Flexible Products Company from June 1, 1998; Adchem, Inc. from September 1, 1998; Acrol Holdings Limited from July 1, 1999; O'Sullivan Corporation from July 8, 1999; and Dennis Chemical Company, Inc. from September 8, 1999. In addition, 1999 results of operations reflect the formation of Oxy Vinyls, LP on April 30, 1999, and the contribution of substantially all of Geon's formerly consolidated Resin and Intermediates business segment operations to the partnership. In connection with this, PolyOne acquired businesses from Occidental Chemical Corporation and formed a powder compounding joint venture, all of which are included in our consolidated results of operations from May 1, 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements and other financial information included elsewhere in or incorporated by reference into this prospectus. This prospectus contains forwarding-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See "Risk Factors" and "Forward-Looking Statements."

OVERVIEW

     We are a leading global polymer services company, with worldwide annual sales of approximately $2.7 billion. We were formed on August 31, 2000 from the consolidation of The Geon Company and M.A. Hanna Company.

     Our consolidation was accounted for as a purchase business combination, with Geon as the acquiring entity. Accordingly, our audited results under generally accepted accounting principles (GAAP) for the year ended December 31, 2000, reflect the operating results of Geon for eight months prior to the consolidation, and of PolyOne for four months (which include the operating results of Hanna from the date of consolidation).

     In the commentary that follows, "pro forma results" will also be provided because of the significant and pervasive impact of the merger on comparative data. The pro forma operating results assume that the consolidation of Geon and Hanna occurred prior to the periods presented. Further, the pro forma operating results assume that Hanna's sale of its Cadillac Plastic business recognized in the second and third quarters of 2000, as well as Geon's 1999 transactions with Occidental Chemical Corporation (OxyChem) and the acquisition of O'Sullivan Corporation (O'Sullivan), occurred prior to the periods presented. The pro forma operating results do not include any future profit improvements and cost savings or associated costs, including restructuring costs expected to result from the continuing integration of Geon and Hanna. The pro forma operating results are provided for illustrative purposes only, and may not necessarily indicate the operating results that would have occurred or our future operating results.

     The most significant forces impacting our operating results in 2001 were the recession of the U.S. economy and the restructuring and integration of our operations to improve customer service and product quality and to lower operating costs. The slowdown of the U.S. economy commenced in the second half of 2000 and advanced to a recession in 2001, which was the first U.S. recession since 1990-1991. The economic recession significantly reduced customer sales demand and resulted in lower sales and earnings in our equity investments in the polyvinyl chloride resin and chlor-alkali industries. Partially offsetting the negative economic forces were our initiatives to integrate and restructure our operations following our consolidation and formation in 2000. The implementation of a substantial portion of the restructuring initiatives announced in 2001 will continue through 2002. Sales for the first quarter of 2002 were below levels for the same period in 2001 and above levels for the fourth quarter of 2001.

SUMMARY OF CONSOLIDATED OPERATING RESULTS

                                                 YEAR ENDED DECEMBER 31,                   THREE MONTHS
                                   ----------------------------------------------------        ENDED
                                          REPORTED RESULTS           PRO FORMA RESULTS       MARCH 31,
                                   ------------------------------   -------------------   ---------------
                                     2001       2000       1999       2000       1999      2002     2001
                                   --------   --------   --------   --------   --------   ------   ------
                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Sales............................  $2,654.6   $1,887.8   $1,261.2   $3,139.7   $3,039.9   $613.2   $709.7
Operating income before special
  items, depreciation and
  amortization...................     125.8      138.9      148.6      230.0      288.6     26.5     18.3
Operating income (loss)..........     (17.1)      64.8       99.7      115.5      181.8      6.5    (23.3)
Operating income (loss) before
  special items..................      34.5       81.5      105.4      128.4      184.3      8.7     (8.1)
Net income (loss)................     (46.1)      15.9      104.7       52.4       79.9   $(57.3)  $(21.4)
Cumulative effect of a change in
  accounting.....................        --         --       (1.5)        --       (1.5)   (53.7)      --
Special items
  (income) -- after-tax..........      35.9        9.1      (53.7)      (3.9)       3.6      2.3      9.6
Income (loss) before cumulative
  effect of a change in
  accounting and special items...  $  (10.2)  $   25.0   $   52.5   $   48.5   $   85.0   $ (1.3)  $(11.8)
Earnings (loss) per diluted share
  before cumulative effect of a
  change in accounting...........      (.51)       .26       2.18        .57        .86     (.04)    (.24)
Earnings (loss) per share,
  diluted........................  $  (0.51)  $   0.26   $   2.15   $   0.57   $   0.86   $(0.64)  $(0.24)
Effect on earnings per share of
  excluding special items,
  increase (decrease)............  $   0.40   $   0.15   $  (1.10)  $  (0.04)  $   0.04     0.03     0.11

Senior management uses (1) operating income before special items and/or (2) operating income before special items and depreciation and amortization (similar to EBITDA, which is used by stock market analysts) to assess performance and allocate resources to business segments. Special items include gains and losses associated with specific strategic initiatives, such as restructuring or consolidation of operations, gains and losses attributable to acquisitions or formation of joint ventures, and certain other one-time items. For a description of special items, refer to the table titled "Summary of Special Items" presented later in this section. In addition, management uses net income before special items as a measure of our overall earnings performance. Operating income before special items and net income before special items are non-GAAP measures, and may not be comparable to financial performance measures presented by other companies.

BUSINESS SEGMENT INFORMATION

                                                  YEAR ENDED DECEMBER 31,            THREE MONTHS
                                           --------------------------------------        ENDED
                                           REPORTED RESULTS    PRO FORMA RESULTS       MARCH 31
                                           ----------------   -------------------   ---------------
                                                 2001           2000       1999      2002     2001
                                           ----------------   --------   --------   ------   ------
                                                            (DOLLARS IN MILLIONS)
Sales:
  Performance Plastics...................      $1,836.7       $2,180.7   $2,090.0   $423.2   $488.8
  Elastomers and Performance Additives...         402.6          482.2      487.6     91.7    109.7
  Distribution...........................         462.6          506.7      483.4    120.4    121.1
  Resin and Intermediates................            --             --         --       --       --
  Other..................................         (47.3)         (29.9)     (21.1)   (22.1)    (9.9)
                                               --------       --------   --------   ------   ------
                                               $2,654.6       $3,139.7   $3,039.9   $613.2   $709.7
                                               ========       ========   ========   ======   ======

Operating income (loss) before special items, depreciation and amortization:
  Performance Plastics...................      $  124.2       $  153.4   $  234.0   $ 27.8     27.4
  Elastomers and Performance Additives...          26.8           45.3       50.3      5.5      7.3
  Distribution...........................           2.5           14.6       15.6      2.1      1.9
  Resin and Intermediates................         (12.6)          27.9        3.6     (5.3)   (14.4)
  Other..................................         (15.1)         (11.2)     (14.9)    (3.6)    (3.9)
                                               --------       --------   --------   ------   ------
                                               $  125.8       $  230.0   $  288.6   $ 26.5   $ 18.3
                                               ========       ========   ========   ======   ======

Operating income (loss) before special items:
  Performance Plastics...................      $   53.9       $   73.9   $  151.2   $ 13.9   $  7.0
  Elastomers and Performance Additives...          10.2           26.5       32.4      2.3      2.7
  Distribution...........................          (0.4)          11.3       12.0      1.6      1.1
  Resin and Intermediates................         (12.6)          27.9        3.6     (5.3)   (14.4)
  Other..................................         (16.6)         (11.2)     (14.9)    (3.8)    (4.5)
                                               --------       --------   --------   ------   ------
                                               $   34.5       $  128.4   $  184.3   $  8.7   $ (8.1)
                                               ========       ========   ========   ======   ======

For additional information, see Note R to Annual Consolidated Financial Statements and Note M to Quarterly Condensed Consolidated Financial Statements (Unaudited), which are incorporated by reference into this prospectus, for additional reported business segment disclosures.

FIRST QUARTER 2002 RESULTS OF OPERATIONS

     Total first quarter 2002 sales of $613.2 million were the first sequential quarter-to-quarter sales increase following three consecutive quarters of declines. First quarter 2002 sales were $96.5 million lower than first quarter 2001 sales. First quarter 2002 sales were significantly below first quarter 2001 across most business segments. The decline reflects weak year-over-year demand in the underlying markets and the U.S. economy, in particular automotive, industrial, electronics and telecommunications. North American automotive production in the first quarter 2002 was roughly equivalent with the first quarter of 2001, although industry automotive sales were lower by 3%. Industrial production was below first quarter of 2001 levels by 2.5% on an annualized rate. Industrial capacity utilization in the U.S. remained at 75% for the first quarter of 2002, averaging four percentage points lower than the first quarter of 2001.

     Operating income of $6.5 million was reported in the first quarter 2002 as compared to an operating loss of $23.3 million in the first quarter 2001. Operating income before special items, depreciation and amortization (OIBSIDA) was $26.5 million in the first quarter of 2002, which was $8.2 million above the first quarter 2001. The OIBSIDA improvement was driven by restructuring initiative saving ($9 million), economic driven cost savings programs ($4 million), combination of lower raw material costs, pricing and favorable product mix ($10 million) and improvement in the results in the Resin and Intermediates equity earnings ($9 million). The earnings improvement factors were partially offset by lower sales volumes ($27 million).

     Interest expense decreased by approximately $4.1 million due to the combination of a reduction in the average amounts outstanding under the line of credit and favorable results from outstanding interest rate swap agreements executed in 2001. Interest expense remains flat and other expense, net, which is comprised primarily of finance costs associated with the sale of receivable facility, increased due to the increased use of the facility during the first quarter of 2002 as compared to the first quarter of 2001.

     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". In accordance with this statement, we ceased amortization of all goodwill and indefinite lived intangible assets. During the first quarter 2002, we also completed the transitional review for goodwill impairments required under SFAS 142. The review indicated that goodwill related to the 1999 acquisition of our Engineered Films operation was impaired as of January 1, 2002. Accordingly, we measured and recognized a pre-tax charge of $54.7 million ($53.7 million after-tax) as a cumulative effect of a change in accounting principle. The first quarter of 2001 included pre-tax goodwill amortization of $4.4 million ($3.6 million after-tax).

     The first quarter 2002 loss before cumulative effect of a change in accounting was $3.6 million, which was $17.8 million better than the same quarter in 2001. Before special items, the loss was $1.3 million, compared to a loss of $11.8 million in the first quarter 2001. The 2002 special items relate primarily to restructuring initiatives and the sale of the Australian PVC resin operations. The effective income tax rate in the first quarter 2002 was 37.9% compared to 44.1% in the first quarter of 2001. The lower effective income tax rate principally reflects the effect of permanent differences, such as non-deductible goodwill amortization in 2001.

     Performance Plastics had first quarter 2002 sales of $423.2 million, which were 13% below the first quarter 2001. A breakdown of the 2002 first quarter segment sales, by primary product group, is as follows:

                                                                       2002%            2002%
                                                            % OF     CHANGE VS.      CHANGE VS.
                                                            SALES   2001 SALES $   2001 SALES LBS.
                                                            -----   ------------   ---------------
North American Plastic Compounds and Colors...............    54        (19)             (12)
International Plastic Compounds and Colors................    22        (10)              (8)
Specialty Resins and Formulators..........................    15         (2)               1
Engineered Films..........................................     9         (6)             (15)
                                                             ---        ---              ---
Performance Plastics......................................   100        (13)             (10)
                                                             ===        ===              ===

     The year-over-year lower sales in the quarter were primarily driven by lower sales volumes in almost all markets and product lines. In addition, International Plastic Compounds and Colors sales were unfavorably impacted by an Euro exchange impact of approximately 5% as compared to the first quarter 2001.

     OIBSIDA was $27.8 million in the first quarter of 2002, compared with $27.4 million in the first quarter of 2001. The ability to maintain earnings in the first quarter 2002 versus first quarter 2001, while sales have decreased approximately 13%, is a direct reflection of the impact being realized from the restructuring initiatives and lower raw material costs. During the first quarter of 2002, one manufacturing plant was closed.

     Elastomers and Performance Additives sales were $91.7 million in the first quarter of 2002, 16% below the first quarter of 2001. The first quarter 2002 sales shortfall from the same quarter a year ago was primarily driven by a volume decline related to lower industrial production, customers taking in-house compound production due to low utilization of their internal compound operations (4% of the 16% change) and reduced tire and tolling (4% of the 16% change). In addition, we have lost some of the market share we had in Canada as a result of our closure of our Canadian operations in the fourth quarter of 2001 (1% of the 16% change).

     OIBSIDA in the first quarter of 2002 was $5.5 million compared to $7.3 million in the first quarter of 2001. Compared to the first quarter of 2001, continuing "lean" manufacturing costs initiatives and plant shutdowns have resulted in lower manufacturing costs versus last year, but have not been enough to offset the adverse earnings impact from the sales volume declines.

     Distribution sales in the first quarter of 2002 were $120.4 million, compared to $121.1 in the first quarter of 2001. The first quarter 2002 sales decline versus first quarter 2001 was driven by lower selling prices as sales volumes were up approximately 6% between the periods. During the first quarter of 2002, this business began selling some vinyl products of North American Plastic Compounds and Colors, which accounted for 4% of the volume growth. Without this sales volume, the quarter-to-quarter sales comparison would have been down 5%. The selling price declines followed the trend of lower material costs.

     OIBSIDA in the first quarter of 2002 was $2.1 million, $0.2 million above the first quarter of 2001, largely driven by cost improvement initiatives.

     Resin and Intermediates operating loss before special items, consisting of equity income from joint ventures, allocated overhead support cost and cost associated with past operations, was $5.3 million for the first quarter of 2002. Equity income before special items from our 24% interest in Oxy Vinyls, LP improved by $11.3 million between the first quarter 2001 and the first quarter of 2002, primarily due to substantially lower natural gas prices. Lower natural gas costs improved our first quarter 2002 equity earnings by approximately $10 million versus the first quarter of 2001. Average industry PVC resin selling prices were lower year-to-year by approximately $0.07 per pound, but this decline was largely offset by lower ethylene costs. Year-to-year quarterly results were also negatively impacted by the Sunbelt Chlor-Alkali Partnership by $2.3 million largely driven by lower industry caustic selling prices.

     Other consists primarily of corporate governance costs that are not allocated to the business segments. These unallocated costs before special items were $3.8 million in the first quarter of 2002, compared with $4.5 million in the first quarter of 2001.

2001 RESULTS OF OPERATIONS

     Reported Results. Our total sales for 2001 were $2.7 billion, an increase of $766.8 million from 2000. This increase is due to only four months of former Hanna operations being included in the 2000 reported sales. Year 2001 sales were below 2000 on a comparable basis; see the pro forma commentary that follows.

     Operating earnings for 2001 were a loss of $17.1 million compared with income of $64.8 million in 2000. OIBSIDA was $125.8 million compared with $138.9 million in 2000. The decrease in 2001 OIBSIDA is due primarily to an earnings decrease of $40.5 million from the Resin and Intermediates segment equity affiliates, which was partially offset by a full year's inclusion of the former Hanna operations.

     Interest expense increased over the prior year due primarily to only four months of the debt assumed in the Hanna acquisition being included in the 2000 reported results, net of a decline in interest expense associated with a reduction in the average amounts outstanding under our revolving credit facility during 2001. Interest income remained relatively flat with the prior year. Other expense increased significantly due to the combination of a loss on the divesture of an investment amounting to $10.1 million and the increased use of our receivables sale facility, which accounted for an increase in expense of $2.3 million.

     The net loss in 2001 was $46.1 million. Before special items, the loss was $10.2 million compared with income of $25.0 million in 2000 before special items. The 2001 special items relate primarily to restructuring initiatives (see the table titled "Summary of Special Items" below). The effective income tax rate in 2001 was 35.7% compared with 39.1% in 2000. The lower effective income tax rate reflects principally the effect of permanent differences such as non-deductible goodwill on pre-tax losses.

     Pro Forma Results. Total sales for 2001 were $2.7 billion, a decrease of $485.1 million, or 15%, from pro forma results for 2000. Decrease in customer sales demand in 2001 reflected the substantial weakening of the North American economy across all business segments. We were particularly impacted by the industrial, automotive, electronic and some construction markets. Automotive production was down 10% (domestic producers were even weaker) in 2001 compared with 2000. Industrial production fell 4.3% in 2001 compared with the prior year. Average U.S. industrial capacity utilization in 2001 fell to 77%, five percentage points below 2000, and reached the lowest level since 1983 in the fourth quarter of 2001. Management estimates that operating income in 2001 was down approximately $135 million as a direct result of the sales volume decline from 2000.

     The operating loss in 2001 was $17.1 million. The 2001 OIBSIDA of $125.8 million was $104.2 million below the prior year. The decrease in 2001 OIBSIDA was driven by lower sales volumes (approximately $135 million) across all business segments and weaker results in the equity earnings of the Resin and Intermediates segment, partially offset by cost reduction initiatives associated with the merger integration and announced restructuring programs (estimated at approximately $69 million). The 2001 net loss before special items was $10.2 million, $58.7 million below 2000 net income before special items.

     The commentary on business segments is a comparison of the 2001 reported results with the 2000 and 1999 pro forma results for the years presented.

     Performance Plastics had 2001 sales of $1.837 billion, a decrease of $344.0 million, or 16%, from pro forma 2000. A breakdown of 2001 segment sales, by primary product group, is as follows:

                                                                           2001 %          2001 %
                                                                         CHANGE VS.      CHANGE VS.
                                                           % OF SALES   2000 SALES $   2000 SALES LBS.
                                                           ----------   ------------   ---------------
North American Plastic Compounds and Colors..............      57           (20)             (19)
International Plastic Compounds and Colors...............      20            (7)              (3)
Specialty Resins and Formulators.........................      14           (11)             (12)
Engineered Films.........................................       9           (15)             (16)
                                                              ---           ---              ---
Performance Plastics.....................................     100           (16)             (16)
                                                              ===           ===              ===

     Total Performance Plastics 2001 sales declines were driven by general economic weakness. Sales were also affected in International Plastic Compounds and Colors by unfavorable euro currency exchange of approximately 3%. Engineered Films was severely impacted by the decline in automotive production, as was Specialty Resins and Formulators, but to a lesser extent. Certain residential construction markets impacted sales, such as specialty resins in flooring and North American Plastic Compounds and Colors in windows and other residential lineal applications. In addition, the electronics market impacted us globally in wire and cable and business machines. In North American Plastic Compounds and Colors and Europe, the wire and cable business has been severely impacted by changes in the telecommunications industry; in North America, some customers' business was down more than 50%. As a result, sales in the North American wire and cable market were down approximately 25% year over year. Due to economy-related price pressure from competitors, we decided to give up business and market share in some market segments rather than match price, but the impact of this decision was relatively small.

     OIBSIDA in 2001 was $124.2 million, $29.2 million below pro forma 2000 results. The decrease in earnings was driven primarily by the substantial decline in sales volume, partially offset by cost-saving initiatives. In 2001, five plants within the business segment were closed in connection with our restructuring initiatives.

     Elastomers and Performance Additives sales in 2001 were $402.6 million, a decrease of $79.6 million, or 17%, from pro forma 2000. The decrease in 2001 sales was driven primarily by reduced domestic demand from producers of automotive parts, which impacted both the elastomers and additives markets. Of the 17% year-over-year change, 2% was due to reduced tolling of rubber compounds for tires, and the remaining 15% was due primarily to lower volumes related to the automotive and industrial markets. Moreover, the impact of lower automotive production was exacerbated by our relatively strong market share with Ford, General Motors and DaimlerChrysler, which collectively lost market share in the North American market in 2001.

     OIBSIDA in 2001 was $26.8 million, a decline of $18.5 million compared with pro forma 2000. Cost-saving initiatives, including the "lean" manufacturing initiative, reduced costs, but were not sufficient to offset the adverse earnings impact from the sales volume declines previously noted. During 2001, two manufacturing plants were closed in this segment.

     Distribution had sales in 2001 of $462.6 million, a decrease of $44.1 million, or 8.7%, from pro forma 2000. The decrease resulted primarily from lower sales volumes (6.7%) in North America and from passing lower material costs to customers. The Mexican operations' sales, which approximate 9% of this segment, increased in 2001 by 2% compared with 2000. OIBSIDA in 2001 was $2.5 million, a decrease of $12.1 million from pro forma 2000. The decrease in earnings was driven by lower sales volumes and margin erosion, including losses attributed to the sale of non-prime inventories ($1.3 million).

     Resin and Intermediates operating earnings before special items, consisting of equity income from joint ventures and allocated overhead support cost and cost associated with past operations, were a loss of $12.6 million in 2001, or a decrease in earnings of $40.5 million from 2000. The 2001 equity earnings before a charge for employee severance and liabilities associated with the temporary idling of a plant of $4.3 million and were $34.1 million below 2000 levels for Oxy Vinyls, LP and $9.4 million below 2000 levels for SunBelt Chlor-Alkali Partnership. The decreases in equity earnings were driven by lower average industry polyvinyl chloride resin and chlor-alkali selling prices and higher energy costs for OxyVinyls in 2001.

     The domestic polyvinyl chloride resin industry capacity utilization in 2001 was 86% compared with 91% in 2000. The domestic polyvinyl chloride resin industry average selling price decreased by $0.07 per pound year over year; however, due largely to lower ethylene and chlorine costs, the 2001 polyvinyl chloride resin industry spread (selling prices less the cost of ethylene and chlorine) was generally flat compared with 2000. Our equity earnings were negatively impacted by lower polyvinyl chloride resin spreads due to OxyVinyls' customer/product mix in 2001. OxyVinyls' 2001 combined pricing of the co-products caustic soda and chlorine decreased approximately 8% from 2000. In 2001 versus 2000, energy costs adversely impacted OxyVinyls' equity earnings by approximately $6 million.

     Other consists primarily of corporate governance costs not allocated to the business segments. These unallocated costs before special items were $16.6 million in 2001 compared with $11.2 million in 2000. Our 2001 corporate costs incurred were more than 20% below 2000 pro forma costs.

2000 RESULTS OF OPERATIONS

     Reported Results. Our total sales for 2000 were $1.888 billion, an increase of $626.6 million from 1999. This change in sales included four months of former Hanna operations totaling approximately $560 million. The mid-year 1999 acquisitions of O'Sullivan and formulators contributed additional sales of approximately $152 million in 2000, and the formation of OxyVinyls at the end of April 1999 resulted in polyvinyl chloride resin operation sales, which totaled approximately $144 million in 1999, no longer being consolidated.

     Operating income for 2000 was $64.8 million compared with $99.7 million in 1999. OIBSIDA was $138.9 million compared with $148.6 million in 1999. The decrease in 2000 operating income was due primarily to declines in construction and automotive-related sales, particularly in the vinyl compound and engineered films operations. These sales declines were partially offset by four months of earnings contributed by former Hanna operations.

     Interest expense increased over the prior year due primarily to four months of the debt assumed in the Hanna acquisition being included in the 2000 results, while interest income remained relatively flat with the prior year. Other expense, net in 2000 includes primarily the fee related to the use of our receivables sale facility ($5.8) and currency exchange gain of $2.8 million.

     Net income in 2000 was $15.9 million. Before special items, net income was $25.0 million compared with $52.5 million in 1999 before special items. The effective income tax rate in 2000 was 39.1%, which approximated the rate in 1999.

     Pro Forma Results. Total sales for 2000 were $3.140 billion, an increase of $99.8 million, or 3%, over 1999. Sales growth was primarily in the Performance Plastics segment. Sales growth significantly slowed in the second half of 2000, particularly in construction and automotive-related markets.

     Operating income was $115.5 million in 2000 versus $181.8 million in 1999. OIBSIDA in 2000 was $230.0 million, or $58.6 million below 1999. The decrease in 2000 was attributable largely to lower earnings in the Performance Plastics segment, which were partially offset by higher Resin and Intermediates earnings.

     Net income before special items was $48.5 million in 2000 and $85.0 million in 1999.

     Performance Plastics had 2000 sales of $2.181 billion, an increase of $90.7 million over 1999. Sales growth was strongest in formulators ($50.0 million) and International Plastic Compounds and Colors ($35.0 million), reflecting both higher organic growth rates and the effects of acquisitions. The 2000 sales in this segment comprise the following primary product groups: vinyl compounds (39%), engineered materials (23%), color and additive systems (16%), specialty resins and formulators (13%) and engineered films (9%). OIBSIDA was $153.4 million in 2000 versus $234.0 million in 1999. The 2000 earnings decrease was attributable largely to the sales slowdown in the second half of 2000 that resulted from the weak automotive and construction markets and higher raw material costs. Segment sales in the first half of 2000 increased by 11% versus a 2% decrease in the second half of 2000 (8% decrease in the fourth quarter of 2000) compared with the same periods in 1999. The average industry market price for polyvinyl chloride resin was $0.09 per pound, 35% higher in 2000 versus 1999. The International Plastic Compounds and Colors operations, which account for 18% of this segment's revenue, were not affected by the sales slowdown. Consolidated International earnings were adversely impacted due to currency exchange in 2000, with a weak euro versus the U.S. dollar.

     Elastomers and Performance Additives sales in 2000 were $482.2 million, a decrease of $5.4 million from 1999. Sales were adversely impacted by the slowdown in the production of North American automobiles in the third and fourth quarters of 2000. Automotive applications comprise more than 40% of this segment's sales. 2000 OIBSIDA was $45.3 million compared with $50.3 million in 1999.

     Distribution had sales in 2000 of $506.7 million, an increase of $23.3 million, or 5%, over 1999. OIBSIDA was $14.6 million in 2000, or $1.0 million below 1999, due to higher selling and administrative expense resulting primarily from increased sales personnel.

     Resin and Intermediates operating income before special items, consisting of equity income from joint ventures and allocated overhead support cost and cost associated with past operations, was $27.9 million in 2000, an increase of $24.3 million over 1999. OxyVinyls equity income in 2000 was $35.7 million, an increase of $17.9 million over 1999. The SunBelt Chlor-Alkali joint venture recorded higher 2000 earnings of $12.7 million, partially offset by lower earnings from the joint venture Australian Vinyls Corporation. Domestic polyvinyl chloride resin and chlor-alkali industry dynamics were stronger in 2000 versus 1999. Domestic polyvinyl chloride resin industry spreads averaged approximately $0.02 per pound higher in 2000 versus 1999. Also, caustic soda and chlorine industry price averages were higher by approximately $25 per ton and $120 per ton, respectively. Domestic polyvinyl chloride resin industry selling prices and margins began to rise in the third quarter of 1999 and increased through the first half of 2000. In the third quarter of 2000, sales demand slowed significantly with the economy and inventory reductions that occurred through the commercial distribution chain. With the decrease in sales demand, selling prices declined. In addition, margins narrowed as a result of the selling price decline, unusually high costs for natural gas used directly in manufacturing and high ethylene costs. In the last six months of 2000, we recorded a loss from OxyVinyls of $5.7 million.

     Other consists primarily of corporate governance costs not allocated to the business segments. These unallocated costs before special items were $11.2 million in 2000 compared with $14.9 million in 1999.

SUMMARY OF SPECIAL ITEMS

                                                        YEAR ENDED DECEMBER 31,              THREE MONTHS
                                              -------------------------------------------       ENDED
                                                 REPORTED RESULTS       PRO FORMA RESULTS     MARCH 31,
                                              -----------------------   -----------------   --------------
                                               2001     2000    1999     2000      1999     2002     2001
                                              ------   ------   -----   -------   -------   -----   ------
                                                         (DOLLARS IN MILLIONS)
Employee separation and plant phase-out
  costs(1)..................................  $(36.1)  $ (2.8)  $(0.5)  $ (2.8)   $  0.1    $(0.9)  $ (8.9)
Merger and integration costs(2).............    (1.1)    (9.5)     --       --        --       --     (0.5)
Period cost of closed facilities............    (0.2)      --      --       --        --     (0.1)      --
Plant phase-out accelerated depreciation....      --       --      --       --        --     (0.5)      --
Equity investment restructuring and plant
  idling costs(3)...........................    (9.4)      --    (0.8)      --      (0.8)    (0.7)    (1.0)
Executive separation cost...................    (4.8)      --      --     (8.5)       --       --     (4.8)
Investment writedown and loss on sale(4)....   (10.1)      --      --       --        --     (1.5)    (0.6)
Litigation settlement gain..................     4.1       --      --       --        --       --       --
Acquired profit in inventory................      --     (2.8)   (3.2)      --        --       --       --
Directors' pension termination..............      --     (0.8)     --     (0.8)       --       --       --
Writeoff of debt placement cost.............      --     (0.8)     --     (0.8)       --       --       --
Other restructuring costs...................      --     (0.6)   (1.2)    (0.6)     (1.2)      --       --
Gain on formation of joint ventures.........      --       --    93.5       --        --       --       --
Reversal of M. A. Hanna dock operations
  reserves..................................      --       --      --       --       1.2       --       --
Gain on sale of assets......................      --       --      --       --      13.2       --       --
Loss on sale of business....................      --       --      --       --     (10.9)      --       --
                                              ------   ------   -----   ------    ------    -----   ------
Subtotal -- pre-tax income (expense)........   (57.6)   (17.3)   87.8    (13.5)      1.6     (3.7)   (15.8)
                                              ------   ------   -----   ------    ------    -----   ------
         -- after-tax income (expense)......   (35.9)   (10.6)   53.7     (8.1)     (3.6)    (2.3)    (9.6)
German tax rate reduction...................      --      1.5      --      1.5        --       --       --
M. A. Hanna reversal of income tax
  reserve...................................      --       --      --     10.5        --       --       --
                                              ------   ------   -----   ------    ------    -----   ------
Total -- after-tax income (expense).........  $(35.9)  $ (9.1)  $53.7   $  3.9    $ (3.6)   $(2.3)  $ (9.6)
                                              ======   ======   =====   ======    ======    =====   ======

---------------

(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives associated with former Geon operations. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. Included in the initiatives was the closing of excess manufacturing capacity of the Elastomers business and establishing centers of manufacturing excellence within the North American Plastics Compounds and Colors operations. This resulted in the 2001 announcements that three Geon plants and eight Hanna plants would be closed in 2002. The initiatives also included the termination of corporate and other positions at former Geon and former Hanna locations. The plans and activities related to the former Geon plants and personnel were finalized and approved during 2001 and included severance, employee outplacement, external outplacement consulting, lease termination, facility closings and the write-down of the carrying value of plants and equipment. The costs related to the Geon activities amounted to $36.1 million and were classified as employee separation and plant phase-out.

(2) These costs were a direct result of the acquisition of Hanna and the formation of PolyOne and relate primarily to the executive separation costs for former Geon executives resulting from employment change-in-control provisions triggered by the formation of PolyOne, bonuses paid to former Geon employees under compensation plans and triggered by the change-in-control provisions upon the formation of PolyOne and severance costs paid to former Geon employees terminated as a result of the formation of PolyOne.

(3) Employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant.

(4) This special item relates primarily to the estimated loss of $9.5 million, of which $4.9 million was due to unrealized foreign currency translation, on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation (AVC). AVC was a joint venture with Orica Limited that had PVC resin and PVC compounding operations. The compounding operations of AVC were transferred to a newly formed joint venture that has the same ownership percentages as AVC. We and Orica then sold our interest in AVC which was announced on January 11, 2002, and we recognized a loss on the divestiture of the investment.

LIQUIDITY AND CAPITAL RESOURCES

     For the first quarter of 2002, PolyOne utilized $40.6 million of cash for operating and investing activities. Operating activities utilized $32.0 million of cash, driven by a $41.2 million increase in commercial working capital (trade accounts receivable before the receivables sold, FIFO inventories and accounts payable) related primarily to higher sales levels. March 2002 sales exceeded December 2001 sales by approximately $57 million. In the first quarter 2002, capital expenditures were driven by projectOne and the North American Plastic Compounds and Colors manufacturing restructuring initiatives.

     In 2001, net cash provided by operating and investing activities was $233.8 million. Cash from operating activities totaled $308.7 million, and resulted primarily from a commercial working capital (trade receivables before the receivables sale facility, FIFO inventories and accounts payable) decrease of $156.0 million due to 2001 management initiatives, lower fourth-quarter sales and an increase in the receivables sale facility. Further, PolyOne increased by $117.5 million the utilization of the receivables sale facility (this facility was increased from $100.0 million to $250.0 million in 2001). Investing activities consisted primarily of capital expenditures of $80.2 million, of which approximately one-half supported PolyOne's manufacturing restructuring and the implementation of a common management business information systems platform.

     In 2000, net cash provided by operating and investing activities was $84.3 million. Significant sources of cash included operating activities ($63.9 million) and proceeds from the sale of assets, primarily the former Hanna's Cadillac Plastic business ($44.2 million) and net Hanna cash received at the time of the consolidation ($28.1 million). Contributing to a $60.0 million reduction in accounts receivable in 2000 was a significant slowdown in fourth-quarter sales demand. The 2000 investing activities included capital expenditures of $62.7 million.

     On April 23, 2002, PolyOne issued $200 million of the outstanding notes. PolyOne used the proceeds from the offering to repay all amounts outstanding under its revolving bank credit facility, to repay a loan held by one of its German subsidiaries, to reduce a portion of the amount sold under its receivables sale facility, to repay borrowings under its short-term lines of credit, and to pay related fees and expenses. The senior notes rank equally with all of PolyOne's other senior unsecured indebtedness.

     Cash provided by financing activities during the first three months of 2002 was $45.5 million, reflecting short-term debt borrowings of $49.2 million used to fund net cash used by operating and investing activities of $40.6 million and to pay dividends of $5.8 million. Net proceeds of $2.7 million were received from the exercise of stock options.

     Financing activities in 2001 consisted largely of the reduction of short-term debt of $233.2 million and the payment to shareholders of dividends totaling $22.9 million. In 2000, financing activities included PolyOne's repurchase for $18.7 million of approximately 2.6 million shares through December 31, 2000. Also, $72.9 million of long-term debt was repaid in 2000 after PolyOne entered into two revolving credit agreements totaling $400 million in October 2000. Upon formation, PolyOne commenced the payment of quarterly dividends at the annual rate of $0.25 per common share.

     As of March 31, 2002, PolyOne had existing facilities to access capital resources (receivables sale facility, revolving credit agreement, uncommitted short-term credit lines and long-term debt) totaling $857 million. At the end of the first quarter of 2002, PolyOne had utilized $686 million of these facilities, including $429 million of long-term debt. The effective available funds under these facilities can vary, depending on the level of qualified receivables outstanding, ratings on public debt and debt-related financial ratios. As of March 31, 2002, PolyOne's public debt was rated by Moody's Investors Service, Standard & Poor's and Fitch Ratings as investment grade. The debt ratings from these agencies impacts PolyOne's cost of non-fixed interest rate financing.

     On March 28, 2002, we amended and restated the credit agreement governing our revolving credit facility. The amended and restated credit agreement also revises our 2002 borrowed debt-to-EBITDA compliance ratios and requires that we secure any obligations under the revolving credit facility. For a summary of the borrowed debt-to-EBITDA compliance ratios and other financial ratios, see the table that follows. Additionally, our obligations under the revolving credit facility are guaranteed by some of our domestic subsidiaries.

     Of the capital resource facilities available to PolyOne as of March 31, 2002, only the portion of the receivables sale facility that was actually sold provided security in connection with the transfer of ownership of these receivables. Each indenture governing our public debt and our guarantee of the SunBelt notes allows for a specific level of secured debt, above which security must be provided on each such indenture and the guarantee. The receivables sale facility does not constitute debt under the public debt indentures. Security is granted under the terms of the amended and restated revolving credit agreement; however, PolyOne does not anticipate borrowings in 2002 under the revolving credit facility that would result in security being provided to the outstanding public debt. Security on the revolving credit agreement and public debt, if applicable, will terminate when the borrowed debt-to-EBITDA ratio is less than
3.50 to 1.0 for any two consecutive fiscal quarters. As of March 31, 2002, PolyOne had guaranteed unconsolidated equity affiliate debt of $97.5 million for SunBelt and $42.3 million for OxyVinyls.

     The effective available funds to PolyOne under its existing facilities can vary, depending on the level of qualified receivables outstanding, ratings on public debt and debt-related financial ratios. As of April 23, 2002, after giving effect to the sale of $200 million of the outstanding notes and related use of proceeds in April 2002, approximately $117.0 million of the existing senior capital resource facilities were available to be drawn while remaining in compliance with the facilities.

     The following table summarizes the defined financial ratios for 2002 included in the March 28, 2002, amendment to the revolving credit agreement.

                                                                         BORROWED      TANGIBLE ASSETS-
                                                  INTEREST COVERAGE   DEBT-TO-EBITDA   TO-INDEBTEDNESS
                                                        RATIO             RATIO             RATIO
                                                      (MINIMUM)         (MAXIMUM)         (MINIMUM)
                                                  -----------------   --------------   ----------------
Agreement compliance
  First quarter of 2002.........................        2.75              Waived             1.00
  Second quarter of 2002........................        2.75                5.70             1.00
  Third quarter of 2002.........................        2.75                5.50             1.00
  Fourth quarter of 2002........................        3.00                5.25             1.00
Limitations on dividends and stock
  repurchases(1), capital expenditures(2) and
  acquisitions(3)...............................
  Each quarter..................................                            3.99

---------------

(1) Payments for dividends and stock repurchases would be restricted to $6.0 million per quarter, excluding certain allowable stock repurchase transactions as defined in the revolving credit agreement, as amended March 28, 2002.

(2) Capital expenditures would be restricted to $33.0 million in a quarter and $88.0 million in a fiscal year.

(3) New acquisition investments would be limited to $25.0 million in 2002 and $37.0 million in 2003.

     The realization of profitable operations will be important to maintaining the existing levels of available capital resources and the execution of PolyOne's announced restructuring initiatives. In 2001, PolyOne's OIBSIDA (which approximates the free cash flow of ongoing operations) was approximately $126 million. The free cash flow must cover expenditures for financing cost (interest expense and discount on sale of receivables), dividends and capital expenditures. These expenditures totaled approximately $150 million in 2001, and are not projected to materially change in 2002. Capital expenditures for 2002 are projected to be between $75 and $80 million. Nearly half of the projected capital spending is associated with the North American Plastic Compounds and Colors manufacturing restructuring and the new business information system. PolyOne also projects that cash spending for restructuring initiatives announced and accrued in 2001 in relation to employee separation and plant phase-out costs will range between $25 million and $30 million over the last nine months of 2002. Projected to increase 2002 cash flow are increased earnings over 2001, in part from higher sales (net of one-time working capital investment associated with sales growth), from greater realization of value capture initiatives and from continuing efforts to reduce the percent of commercial operating working capital required to support each dollar of sales. Any remaining shortfall in cash flow is expected to be covered by (1) utilizing the available capital resource facilities noted previously, (2) securing additional capital resources,
(3) managing and redeploying assets and/or (4) revising the expenditures noted previously.

     Management believes that it will be able to continue to manage and control working capital, discretionary spending and capital expenditures in order to assure adequate levels of liquidity in 2002 and beyond to support normal operations, complete an acquisition and execute the announced restructuring initiatives that are projected to enhance PolyOne's future profitability.

     Certain factors that may affect these forward-looking comments are discussed in "Risk Factors" and "Forward-Looking Statements."

ASSETS

     Total assets were $2.059 billion at March 31, 2002, a decrease of $293.4 million from March 31, 2001. The decrease was driven by a decrease of $104.2 million in trade receivables before the receivables sale facility and inventories and an increase of $29.6 million in PolyOne's utilization of the receivables sale facility. Further, a transitional impairment loss for goodwill of $54.7 million was recorded in the first quarter of 2002 as part of PolyOne's adoption of SFAS No. 142.

LIABILITIES AND EQUITY

     At March 31, 2002, short-term bank debt was $64.2 million compared with $178.3 million at March 31, 2001. Long-term debt was $428.5 million at March 31, 2002 compared with $441.7 million at March 31, 2001. The public debt was rated investment grade as of March 31, 2002, by Moody's Investors Service, Standard & Poor's and Fitch Ratings.

     In October 2001, PolyOne's $100 million, 364-day revolving credit facility expired. In November 2001, PolyOne amended its five-year revolving credit facility to reduce the existing facility from $200 million to $150 million, shorten the maturity date to October 2004 and modify existing financial ratios to be maintained. There was $40 million outstanding under this facility at March 31, 2002.

     In September 2000, PolyOne's Board of Directors authorized the purchase of up to 9.6 million, or approximately 10 percent, of PolyOne's outstanding shares of common stock. Through December 31, 2000, PolyOne repurchased 2.6 million shares at an average cost of $7.15 per share. No common stock was repurchased in 2001. Also, PolyOne returned $22.9 million to its shareholders in the form of cash dividends in 2001.

     At March 31, 2002, PolyOne had total shareholders' equity of $653.4 million.

ACCOUNTING POLICIES AND ESTIMATES

     Note B of the Annual Consolidated Financial Statements, which are incorporated by reference into this prospectus, contains a summary of PolyOne's accounting policies and commentary on the nature of estimates made in the preparation of the financial statements. Following is a description of important management judgments relating to the PolyOne 2001 Annual Consolidated Financial Statements and the Quarterly Condensed Consolidated Financial Statements (Unaudited).

     ENVIRONMENTAL ACCRUED LIABILITY. PolyOne has accrued $52.5 million to cover future environmental remediation expenditures, and believes none of these matters, either individually or in the aggregate, will have a material adverse effect on its capital expenditures, earnings, cash flow or liquidity. The accrual represents PolyOne's best estimate of the remaining remediation costs based upon information and technology currently available. For additional discussion, refer to Note N to the Annual Consolidated Financial Statements and

Note N to the Quarterly Condensed Consolidated Financial Statements (Unaudited), which are incorporated by reference into this prospectus.

     RESTRUCTURING COSTS. PolyOne has announced plans to close 11 manufacturing plants in 2002. As of March 31, 2002, an accrued liability of $34.5 million existed for future employee severance and plant closing costs. In addition, as of March 31, 2002, the net property carrying value to be realized for the plants closed or to be closed was approximately $34.5 million (some assets will be transferred to other locations as production ceases).

     EQUITY INVESTMENT. In December 2001, OxyVinyls (of which PolyOne owns 24%) announced the temporary closing of its Deer Park, Texas, chlor-alkali plant due to low industry capacity utilization and low product market selling prices. As of March 31, 2002, OxyVinyls had accrued $8.9 million for future employee severance and liabilities associated with the temporary idling of a plant. The plant had a net property carrying value by OxyVinyls as of March 31, 2002 of approximately $137 million, which is anticipated to be realized through future operations upon the restart of the plant.

     GOODWILL. As of March 31, 2002, PolyOne's recorded goodwill totaled $446.8 million. PolyOne has completed its assessment of any potential impairment under the new provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which resulted in an impairment loss for goodwill of $54.7 million ($53.7 after tax), as further explained in Note B to the Quarterly Condensed Consolidated Financial Statements (Unaudited), which are incorporated by reference into this prospectus.

     Although we recently completed an assessment of goodwill impairment, any additional future goodwill impairment could result in:

     - violation of financial ratios required by our debt agreements;

     - limitation of dividend payments and/or company stock repurchases; and/or

     - extending security to the existing public debt outstanding.

     DEFERRED TAX BENEFIT FOR OPERATING LOSS CARRYFORWARDS. As of March 31, 2002, PolyOne had a net deferred tax liability of $17.7 million, which included a deferred tax asset of $82.3 million for operating loss carryforwards for tax purposes. The operating loss carryforwards are expected to be utilized against future earnings, thereby reducing taxes that would otherwise be paid. See the discussion in Note P to the Annual Consolidated Financial Statements, which are incorporated by reference into this prospectus.

MARKET RISK DISCLOSURES

     PolyOne is exposed to market risk from changes in interest rates on debt obligations. PolyOne's long-term debt at March 31, 2002, was primarily fixed-rate obligations. To manage interest rate risk, PolyOne periodically enters into interest rate swap agreements that generally convert fixed-rate obligations to floating rates. As of March 31, 2002, PolyOne had interest rate swap agreements on three of its fixed-rate obligations in the amount of $182.8 million. These exchange agreements are perfectly effective as defined by Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," and had a fair value of $(2.9) million at March 31, 2002. The weighted-average interest rate for these three agreements was 6.41% at March 31, 2002.

     PolyOne is also exposed to foreign currency exchange risk in the ordinary course of business because its products are provided in numerous countries around the world, and collection of revenues and payment of certain expenses may give rise to currency exposure. Management has reviewed PolyOne's exposure to this risk and has concluded that PolyOne's exposure in this area is adequately hedged with foreign currency exchange contracts, and that exposure to this risk is not material to fair values, cash flows or earnings. For additional discussion, refer to Note T to the Annual Consolidated Financial Statements, which are incorporated by reference into this prospectus.

                                    BUSINESS

POLYONE CORPORATION

     We are a leading global polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounds and additives and thermoplastic resin distribution. PolyOne was formed on August 31, 2000 as a result of the consolidation of The Geon Company and M.A. Hanna Company. We consider ourself a leader in delivering value to customers through our strengths in polymer technology, manufacturing and supply chain processes, information technology, environmental and safety performance, overall quality and operational excellence. For the fiscal year ended December 31, 2001, we had revenues of $2.7 billion, EBITDA of $59 million, loss before cumulative change in accounting of $46 million and a net loss of $46 million, and for the quarter ended March 31, 2002, we had revenues of $613 million, EBITDA of $21 million, loss before cumulative change in accounting of $4 million and a net loss of $57 million.

OPERATING SEGMENTS

     We operate in four business segments:

     - Performance Plastics;

     - Elastomers and Performance Additives;

     - Distribution; and

     - Resin and Intermediates.

For additional information regarding each of our business segments, you should refer to our consolidated financial statements and related notes, which are incorporated by reference into this prospectus, especially Note R to Annual Consolidated Financial Statements and Note M to Quarterly Condensed Consolidated Financial Statements (Unaudited).

     Performance Plastics. We are a leading merchant producer of compounded plastics to the specifications of manufacturers of plastic products throughout North America and Europe. We engage in the custom compounding of plastic materials to the specifications of manufacturers of molded and extruded plastic products through our compounding business. Our compounds are used in end products such as appliance components, automotive trim, business equipment housing, computer disk drive components, bottles, pipe and pipe fitting, windows, wire and cable. Through our custom formulated colorants and additives business, we manufacture custom formulated colorants in the form of color concentrates, liquid dispersions, dry colorants and additives for customers in the plastic industry throughout North America, Europe, South America and Asia. We are also a leading North American producer of specialty vinyl dispersion resins. In addition, our business processes specialty dispersion resins with different additives, such as plastisizers and fillers, to produce liquid or solid plastisol formulations. We also produce formulations using urethanes and latex polymers. Through our engineered films business, we process flexible compounds into rolls of various-gauge films. These products are incorporated into automotive instrument panels, airbags, furniture fabrics, loose-leaf binder covers, medical bloodbags and pool liners.

     Elastomers and Performance Additives. We engage in the custom compounding of rubber materials to the specifications of manufacturers of rubber products throughout North America through our rubber compounding and additives businesses. This includes products used in the manufacture of automobile hoses and belts, footwear, escalator railings and industrial conveyors. We also produce rubber colorants and additives for the rubber industry worldwide. We believe we are the largest independent custom rubber compounder in North America.

     Distribution. We distribute more than 3,500 grades of engineering and commodity resins and plastic compounds from approximately 12 major suppliers including our own polyvinyl chloride, or PVC, compounds through our distribution business. These products are sold to custom molders and extruders who convert them into plastic products. Our customers produce products that are sold to a number of different industries and end markets. We believe we are one of the leading distributors of plastic resins and compounds in North America.

     Resin and Intermediates. Our Resin and Intermediates segment manufactures products such as PVC resins, vinyl chloride monomer, or VCM, and caustic soda. These products are sold to customers in the aluminum, paper and pulp and construction industries. This segment also produces intermediates, such as chlorine, for internal consumption by our affiliate in the production of PVC resins. This segment consists primarily of investments in equity affiliates, principally Oxy Vinyls, LP and SunBelt Chlor-Alkali Partnership.

PRINCIPAL EQUITY AFFILIATES

     We hold an equity interest in several joint ventures. Our two largest investments, based on our recorded investment in and commitment to guarantee debt of our equity affiliates, are OxyVinyls and SunBelt. We have a 24% interest in OxyVinyls, a partnership with Occidental Chemical Corporation, which is a leading producer of PVC resin and VCM in North America. OxyVinyls also produces chlorine and caustic soda. We also own 50% of SunBelt, a joint venture with Olin Corporation, which produces chlorine and caustic soda.

COMPETITIVE STRENGTHS

     Leading Market Positions. We are a leader in most of the markets in which we sell our products and services in North America. For example, we are a leading producer of vinyl compounds, as well as elastomer and rubber additive products. We are one of the North American leaders in colorants for plastics and we believe we are one of the leading distributors of plastic resins and compounds in North America. Many of our products are sold or distributed into the same markets, which provides us with cross-selling opportunities for additional products or services. In addition, our operations in Europe and Asia allow us to provide the same products and services to our customers throughout North America, Europe and Asia with regional delivery and global specifications.

     Diverse Customers and Industries Served. We serve customers across a variety of industries, such as construction, automotive, consumer non-durables, electrical, industrial consumer durables and packaging. In addition, no customer accounts for more than 3% of our sales, and no industry accounts for more than 18% of our sales. We believe this diversification helps to protect our business from swings caused by shifts in any one industry. Moreover, our broad customer base provides us with opportunities to offer new product innovation.

     Broad Product Portfolio. We have a broad product portfolio of polymer compounds and colors, elastomers, liquid polymer systems and additives, which allows us to deliver service and technology based solutions to our customers for many of their required polymer applications. We believe that this makes us a preferred supplier to customers who have needs for diversified products. In addition, we can develop solutions to our existing customers through different polymers applications based on our extensive product portfolio.

     Strong Management Team With Extensive Industry Experience. Our senior management team consists of professionals with long-term experience within our company and broad talents and expertise in the polymer services industries. Our team of senior executives consists of 17 individuals, most of whom have over 20 years of experience in these industries. Moreover, our senior management team is supported by managers within each business segment who have extensive experience within their respective operating segments.

BUSINESS STRATEGIES

     We intend to utilize our resources to strengthen our position as a leading global polymer services company through the following strategies:

     Become the Preferred Provider of Products and Services. We take pride in our ability to solve a customer's problem and then replicate the solution for that customer around the world. We do this by creating teams of diverse product specialists when a customer need demands an unusual combination of skills. This allows us to provide customized solutions to our customers. In addition, we organize our manufacturing processes and facilities around the industries we serve in order to better meet the needs of our customers. We believe this strategy will allow us to provide better service to our customers as we strive to become their preferred provider of polymer products and services.

     Realize Strategic Value Capture Initiatives. We will continue to pursue our strategic value capture initiatives through creative cost reduction efforts, continual improvements in operational efficiency and dedication to quality. We believe these efforts will increase our profitability.

     - Pursue Operational Excellence. We intend to eliminate excess capacity by closing plants and expanding and improving some existing facilities in order to establish centers of manufacturing excellence, including our "Triple Crown" initiative for our North American plastics compounds and color operations. In 2001, we announced that we would close 18 sites and we targeted 20 more for capital improvements. We believe that this initiative will enhance our manufacturing assets and continue to lead to improvements in operational efficiency as we strive to continually achieve operational excellence.

     - Leverage Information Technology. We will continue to upgrade our IT systems to link all our businesses worldwide. We call this undertaking our "projectOne" initiative. We will use projectOne as a platform to improve efficiency of information flow and knowledge management, which will enable us to provide better customer service and solutions, improve materials sourcing and offer e-commerce opportunities. For example, we utilize our IT system to manage the inventory of one of our customers located on the West Coast. This customer's silo, which contains vinyl compounds, has been fitted with a measuring device that automatically communicates to our enterprise resource planning system when a material shipment should be made.

     - Reduce Costs and Manage Capital Spending. We will continue to focus on cost reduction in our operations and seek ways to reduce our selling and administrative expenses. We have established the goal of reducing sales, technology, general and administrative costs by more than $50 million in 2003 compared to these costs in 2000. Our strategy for capital spending is to focus on investments that yield an attractive return.

COMPETITION

     The production of compounded plastics and the manufacture of custom formulated color and additives systems for the plastics industry is highly competitive, with product quality, service and price to customers being principal factors affecting competition. We believe we are a leading independent compounder of plastics in North America and Europe and one of the leading producers of custom formulated color and additive systems in the United States and Europe.

     The custom compounding of rubber materials and the manufacture of rubber colorants and additives are highly competitive with product quality, service and price to customers being principal factors affecting competition. We believe we are a leading independent custom compounder of rubber in North America.

     The distribution of polymer resin is highly competitive, with product quality, service and price to customers being principal factors affecting competition. We believe we are one of the leading distributors of plastic resins in North America.

RAW MATERIALS

     In our Performance Plastics business, the primary raw materials are PVC resin, VCM, other resins, plasticizers, inorganic and organic pigments, and chemicals, all of which are in adequate supply. We are a party to long-term supply contracts with OxyVinyls, under which the majority of our PVC resin and all of our VCM requirements will be supplied. The supply contracts have initial terms of 15 years (expiring in 2013) and have provisions for renewal after the initial contract term. We believe the supply contracts should assure availability of PVC resin and VCM, technical development and support and competitively priced PVC resin and VCM. We further believe that the pricing under these supply contracts provides PVC resin at a competitive cost to us.

     In our Elastomer and Performance Additives Business, our primary raw materials are natural and synthetic rubbers, resins and chemicals, all of which are available in adequate supply.

RESEARCH AND DEVELOPMENT

     We have developed substantial research and development capability. Our efforts are devoted to (1) developing new products to satisfy defined market needs, (2) providing quality technical services to assure the continued success of our products for our customers' applications, (3) providing technology for improvements to our products, processes and applications, and (4) providing support to our manufacturing plants for cost reduction, productivity and quality improvement programs. We operate a research and development center that supports our compounding and specialty resin operations. The laboratory is equipped with state-of-the-art analytical, synthesis, polymer characterization and testing equipment and pilot plants and polymer compounding operations that simulate specific production processes for rapid translation of new technology into new products.

     We spent $18.8 million in 2001, $21.4 million in 2000 and $18.5 million in 1999 on product research and product development. In 2002, we expect spending to show a small increase over 2001.

METHODS OF DISTRIBUTION

     Our Performance Plastics, Elastomers and Performance Additives and Distribution business segments primarily sell products through their direct sales personnel. The Performance Plastics business segment supplements its direct sales personnel with distributors and/or commissioned sales agents for various products and geographic areas. Our products are primarily transported to customers using truck carriers, with some customer product pick-ups at our operating facilities in all three of these business segments. In addition, our Performance Plastics business segment ships products to some customers using railroad cars.

EMPLOYEES

     As of March 31, 2002, we had approximately 8,000 employees.

ENVIRONMENTAL, HEALTH AND SAFETY

     We are subject to various environmental laws and regulations concerning production, use and sale of chemicals; emissions to the air; discharges to waterways; the release of materials into the environment; the generation, handling, storage, transportation, treatment and disposal of waste materials; or otherwise relating to the protection of the environment. We endeavor to ensure the safe and lawful operation of our facilities in manufacturing and distribution of products and believe we are in compliance in all material respects with applicable laws and regulations.

     We maintain a disciplined environmental and occupational safety and health compliance program and conduct periodic internal and external regulatory audits at our plants in order to identify and categorize potential environmental exposures, including compliance issues, and measures to address them. This is an effort that has required and may continue to require process or operational modifications and the installation of pollution control devices and cleanups. We incurred environmental expense of $3.9 million in 2001, $2.2 million in 2000 and $1.7 million in 1999.

     We believe that compliance with current governmental regulations at all levels will not have a material adverse effect on our financial condition. However, the risk of additional costs and liabilities is inherent in certain plant operations and certain products produced at our plants, as is the case with other companies involved in the plastics PVC industry. We cannot assure you that we will not incur additional costs and liabilities in the future. Other developments, such as increasingly strict environmental, safety and health laws, regulations and related enforcement policies, discovery of unknown conditions and claims for damages to property, persons or natural resources resulting from plant emissions or products, could also result in additional costs and liabilities to us.

     A number of foreign countries and domestic local communities have enacted, or have under consideration, laws and regulations relating to the use and disposal of plastic materials. Widespread adoption of these laws and regulations, or public perception, may have an adverse impact on plastic materials. Although many of our major markets are in durable, longer-life applications that could reduce the impact of any such environmental regulation, we cannot assure you that more stringent regulation of use and disposal of plastics would not have an adverse effect on our business.

     We conduct a comprehensive occupational safety and health program and believe we are in material compliance with applicable requirements.

     We have been notified by federal and state environmental agencies and by private parties that we may be a potentially responsible party in connection with several environmental sites. While government agencies assert that potentially responsible parties are jointly and severally liable at these sites, in our experience, interim and final allocation of liability costs are generally made based on the relative contribution of waste. However, where such allocations of costs based on relative contribution of waste have been made, we cannot assure you that the relevant third parties will pay their share of the liability and related clean-up costs. In addition, we conduct investigations and remediation at several of our active and inactive facilities, and have assumed responsibility for environmental liabilities based on pre-1993 operations at sites formerly owned or operated by us or our predecessors. We believe that our potential continuing liability with respect to such sites will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. In addition, we initiate corrective and preventive environmental projects of our own at our operations. Based on current information and estimates prepared by our environmental engineers and consultants, we, at March 31, 2002, had accruals totaling $52.5 million to cover probable future environmental expenditures relating to previously contaminated sites. The accrual represents our best estimate within our range of estimated costs associated with probable remediation, based upon information and technology currently available and our view of the most likely remedy. Depending upon the results of future testing, the ultimate remediation alternatives undertaken, changes in regulations, new information and other factors, it is possible that we could incur costs in excess of the accrual at March 31, 2002. Our estimate of the liability may be revised as new regulations, technologies or additional information is obtained.

PROPERTIES

     As of March 31, 2002, PolyOne, which is headquartered in Cleveland, Ohio, operated facilities in the United States and foreign countries. Substantially all of our facilities are owned. The charts below list the principal facilities of our business segments.

PERFORMANCE PLASTICS FACILITIES

VINYL COMPOUNDING          SPECIALTY DISPERSION RESIN  PLASTISOL FORMULATORS      ENGINEERED FILMS
-----------------          --------------------------  -------------------------  ----------------------
Avon Lake, Ohio            Henry, Illinois             Bolton, England            Burlington, New Jersey
Burlington, New Jersey     Pedricktown, New Jersey     Kennesaw, Georgia          Lebanon, Pennsylvania
Conroe, Texas                                          Los Angeles, California    Winchester, Virginia
Farmington, New Jersey                                 Melbourne, Australia       Yerington, Nevada
Long Beach, California                                 North Baltimore, Ohio      Upper Newton Falls,
Louisville, Kentucky                                   St. Louis, Missouri          Massachusetts
Niagara Falls, Ontario,                                Sullivan, Missouri
  Canada                                               Sussex, Wisconsin
Orangeville, Ontario,                                  Widnes, England
  Canada                                               Hyde, England
Pasadena, Texas                                        Dartford, England
Plaquemine, Louisiana                                  Newton, Aycliffe, England
St. Remi de Naperville,
  Quebec, Canada
Terre Haute, Indiana
Valleyfield, Quebec,
  Canada
Cartagena, Colombia
  (joint venture)
Melbourne, Australia
  (joint venture)
Singapore (joint venture)

CUSTOM FORMULATED COLORANTS AND ADDITIVES                      CUSTOM COMPOUNDING
-----------------------------------------                      ---------------------------------
Broadview Heights, Ohio                                        Macedonia, Ohio
Glendale, Arizona                                              Kingstree, South Carolina
Vonore, Tennessee                                              Dyersburg, Tennessee
Suwanee, Georgia                                               Bethlehem, Pennsylvania
Somerset, New Jersey                                           Seabrook, Texas
Florence, Kentucky                                             Houston, Texas
Gastonia, North Carolina                                       Corona, California
Elk Grove Village, Illinois                                    Gaggenau, Germany
St. Peters, Missouri                                           Barbastro, Spain
Fort Worth, Texas                                              Jurong, Singapore
Norwalk, Ohio                                                  Suzhou, China
Clinton, Tennessee (joint venture)                             Melle, Germany
Rancho Dominguez, California (joint venture)                   Forli, Italy (joint venture)
Gainesville, Georgia (joint venture)                           Civitanova, Italy (joint venture)
Toluca, Mexico                                                 Lecco, Italy (joint venture)
Assesse, Belgium                                               Istanbul, Turkey (joint venture)
Tossiat, France                                                Dortmund, Germany
Bendorf, Germany
Angered, Sweden
Manchester, England
Pudong (Shanghai), China
Glostrup, Denmark
Bangkok, Thailand
Gyor, Hungary

RESIN AND INTERMEDIATES FACILITIES:
OxyVinyls joint venture -- various locations in North
  America
SunBelt joint venture -- McIntosh, Alabama
Welvic Pty Ltd. joint venture -- various locations in Australia

ELASTOMERS AND PERFORMANCE ADDITIVES FACILITIES:
Burton, Ohio
Tillsonburg, Ontario, Canada
Jonesborough, Tennessee
DeForest, Wisconsin
Queretaro, Mexico
Chicago, Illinois
Kennedale, Texas
Kingstree, South Carolina
Dyersburg, Tennessee
Massillon, Ohio
Wynne, Arkansas
Santa Fe Springs, California

DISTRIBUTION FACILITIES:
Lemont, Illinois
Ayer, Massachusetts
Massillon, Ohio
Rancho Cucamonga, California
Statesville, North Carolina
Denver, Colorado
Chesterfield Township, Michigan
Eagan, Minnesota
St. Louis, Missouri
Vancouver, Washington
Grand Prairie, Texas
Mississauga, Ontario, Canada
Mexico -- various locations

PATENT AND TRADEMARKS

     We own numerous patents and trademarks, which are important in that they protect inventions and product names against infringement by others and thereby enhance our position in the marketplace. The patents vary in duration of up to 20 years, and the trademarks have an indefinite life that is based upon continued use.

LITIGATION

     In addition to the matters regarding the environment described above under "-- Environmental, Health and Safety," we are involved in various pending or threatened claims, lawsuits and administrative proceedings, all arising from the ordinary course of business concerning commercial, product liability, employment and environmental matters, which seek remedies or damages. In addition, we have been named in several lawsuits involving multiple claimants and defendants relating to alleged asbestos exposure in the past by, among others, workers and their families at plants owned by us or our predecessors or on board ships owned or operated by us or our predecessors. We believe that any liability that may be finally determined should not have a material adverse effect on our financial condition taken as a whole.

                   DESCRIPTION OF SPECIFIC OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY

     Our $150,000,000 revolving credit facility is with Citibank, N.A., as administrative agent, and various financial institutions, as lenders.

SECURITY

     We and some of our domestic subsidiaries have agreed to secure our obligations under our revolving credit facility and some letters of credit, bank guarantees and hedging instruments with some of our real property, all of our equipment located on this real property, all of our inventory, all of our accounts receivable (subject to a priority security interest granted to the purchasers under our receivables sale facility), all of our deposit accounts and substantially all of our intellectual property, as well as the capital stock of these subsidiaries. These domestic subsidiaries have each agreed to absolutely, unconditionally and irrevocably guarantee our obligations under the revolving credit facility and the letters of credit, bank guarantees and hedging instruments. Obligations under our revolving credit facility will be secured and guaranteed until our borrowed debt-to-EBITDA ratio is less than 3.50 to 1.0 for any two consecutive fiscal quarters.

INTEREST RATES

     Under our revolving credit facility, the lenders may make either base rate advances or eurocurrency rate advances. Base rate advances bear interest at the base rate, as defined in the amended and restated credit agreement, plus a margin of 0.000% to 2.250% depending on our borrowed debt-to-EBITDA ratio. Eurocurrency rate advances bear interest at the eurocurrency rate, as defined in the amended and restated credit agreement, plus a margin of 0.775% to 3.100% depending on our borrowed debt-to-EBITDA ratio. As of May 31, 2002, the interest rate per annum, including the applicable margin, for base rate advances was 6.25%, and the interest rate per annum, including the applicable margin, for eurocurrency rate advances was 4.04%.

OPTIONAL AND MANDATORY PREPAYMENTS

     Our revolving credit facility permits us to prepay our borrowings under the credit facility in whole or in part, at our option, subject to minimum repayment amounts and, in the case of prepayments of loans bearing interest at a eurodollar rate other than at the end of the applicable interest period, reimbursement of the lenders' reemployment costs. Our revolving credit facility requires us to prepay the outstanding principal amount of any borrowings in an amount sufficient to reduce the amount of our outstanding borrowings to 100% or less of the aggregate commitments of the lenders if the dollar amount of our outstanding borrowings exceeds 105% of the aggregate commitments of the lenders.

FEES

     Our revolving credit facility requires us to pay our lenders a commitment fee based on the amount of each lender's commitment. This fee ranges from 0.100% to 0.400% depending on our borrowed debt-to-EBITDA ratio.

COVENANTS

     Our revolving credit facility contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

     - engage into transactions with affiliates;

     - create liens to secure debt;

     - merge, consolidate or sell all or substantially all of our assets;

     - pay dividends on or purchase or redeem our capital stock;

     - engage in sale and leaseback transactions;

     - make investments in other persons; and

     - make capital expenditures.

     Our revolving credit facility also contains financial covenants regarding our interest coverage ratio, our borrowed debt to EBITDA ratio and ratio of tangible assets to debt.

DEFAULT

     Our revolving credit facility contains customary events of default, including, but not limited to:

     - nonpayment of principal, interest or fees;

     - inaccuracy of representations and warranties;

     - violation of covenants;

     - cross defaults to other debt;

     - events of bankruptcy and insolvency; and

     - the occurrence of a change of control.

OTHER DEBT

     As of March 31, 2002, we had an aggregate of $366.3 million of debt securities outstanding. The specific amounts, maturity and interest rates of these debt securities are set forth in the following table.

                                                  AMOUNT       INTEREST RATE        MATURITY
                                               -------------   -------------        --------
                                               (IN MILLIONS)
6.875% Debentures............................     $ 74.5          6.875%       December 15, 2005
7.500% Debentures............................     $ 50.0          7.500%       December 15, 2015
9.375% Senior Notes..........................     $ 90.4          9.375%       September 15, 2003
Medium Term Notes............................     $151.4       6.52% - 7.16%   December 1, 2004 -
                                                                               February 23, 2011

RECEIVABLES SALE FACILITY

     We are a party to a fifth amended and restated trade receivables purchase and sale agreement, dated as of April 10, 2002, effective as of April 18, 2002, with PolyOne Funding Corporation (PFC), Corporate Receivables Corporation, Ciesco, L.P. and Citicorp North America, Inc., as agent, under which Corporate Receivable Corporation and/or Ciesco may purchase an undivided interest in some of our accounts receivable through PFC. We may sell a maximum of $250.0 million of our accounts receivable from a designated pool. We retain servicing responsibilities on these accounts receivable and receive a collections servicing fee from PFC of approximately 1/4 of 1% per annum of the outstanding balance. When we collect payments from the accounts receivable that we had sold, PFC reinvests the collected payments less a discount, which is initially 3%, in new accounts receivable for the buyers and transfers to the buyers a yield that is based on defined short-term market rates. As of May 31, 2002, the yield was 2.29%.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On April 23, 2002, we sold $200.0 million in principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of April 23, 2002. Under that agreement, we must, among other things, use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

     - you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

     - you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act; and

     - you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

RESALE OF THE EXCHANGE NOTES

     Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991). Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in "-- Purpose and Effect of the Exchange Offer" apply to you.

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

     As of the date of this prospectus, $200.0 million in principal amount at maturity of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "-- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See
"-- Procedures for Tendering."

     Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on August 27, 2002, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under "-- Conditions."

     To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency. We expect that any such release would be made through PR Newswire.

     When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See "-- Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

     In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchange outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.

CONDITIONS

     Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     - the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

     If we determine that any of these conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

     - extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

     - waive unsatisfied conditions with respect the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

PROCEDURE FOR TENDERING

     To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company's Automatic Tenders Over the Participant Terminal System ("ATOP"), subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent's message to the exchange agent account at The Depository Trust Company. The term "agent's message" means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part for a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition;

     - the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

     - the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under "-- Exchange Agent" before the expiration of the exchange offer.

     If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. YOU SHOULD NOT SEND YOUR LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKER, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding notes on the owner's own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank;

     - a trust company having an officer or correspondent in the United States;
       or

     - an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under "-- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under "-- Resale of the Exchange Notes"; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent's message through ATOP.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

     - specify the name of the person who deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

     We will determine all questions as to the validity, form, and eligibility of the notices, whose determination will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

     Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

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

TERMINATION OF CERTAIN RIGHTS

     All rights given to holder of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to use our reasonable best efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer; and

     - to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under "-- Resale of the Exchange Notes."

EXCHANGE AGENT

     The Bank of New York has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

                         By Hand or Overnight Courier:
                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                              Reorganization Unit
                         Attention: Mr. Bernard Arsenec



                        By Registered or Certified Mail:
                              The Bank of New York
                             101 Barclay Street, 7E
                            New York, New York 10286
                              Reorganization Unit
                         Attention: Mr. Bernard Arsenec

         By Telephone (to confirm receipt of facsimile): (212) 815-5076

         By Facsimile (for Eligible Institutions only): (212) 298-1915

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by our officers and regular employees and by officers and regular employees of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be approximately $75,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

     - if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

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

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

     - to us or any of our subsidiaries;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - under an exemption from registration under the Securities Act provided by Rule 144, if available;

     - under an exemption from registration under the Securities Act provided by Rule 904, if available; or

     - under an effective registration statement under the Securities Act,

and, in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

                              DESCRIPTION OF NOTES

     The outstanding notes were, and the exchange notes will be, issued under an Indenture, dated as of April 23, 2002 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which can be obtained from the Company at its address set forth elsewhere herein. All references in this section to "the Notes" include the outstanding notes and the exchange notes. The following summary of specific provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), all of the provisions of the Indenture, including the definitions therein of terms, and those terms made a part of the Indenture by reference to the TIA. As used in this Description of Notes, the term "Company" or "we" refers to PolyOne Corporation and not any of its Subsidiaries.

     Definitions of specified terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

GENERAL

     The Notes will mature on May 1, 2012, and will accrue interest at a rate of 8.875% per annum. The Notes will bear interest from April 23, 2002, payable on May 1 and November 1 of each year, commencing November 1, 2002. We will make each interest payment to the holders of record of the Notes at the close of business on the April 15 or October 15 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes will be general unsecured obligations of the Company ranking senior to all existing and future subordinated Indebtedness of the Company and pari passu with all existing and future unsubordinated Indebtedness of the Company. The Notes will be junior to any senior secured obligations of the Company to the extent of the value of the assets securing those secured obligations. The Company and some of its domestic subsidiaries have agreed to secure the Company's obligations under its revolving credit facility and some letters of credit, bank guarantees and hedging instruments with some of the Company's and these subsidiaries' real property, all of the Company's and these subsidiaries' equipment located on this real property, all of the Company's and these subsidiaries' inventory, all of the Company's and these subsidiaries' accounts receivable (subject to a priority security interest granted to the purchasers under the Company's receivables sale facility), all of the Company's and these subsidiaries' deposit accounts and substantially all of the Company's and these subsidiaries' intellectual property, as well as the capital stock of these subsidiaries. These subsidiaries have also agreed to guarantee the obligations of the Company under the revolving credit facility and the letters of credit, bank guarantees and hedging instruments. In addition, if the Company exceeds the specified limits of secured debt permitted by the indentures governing the existing notes of the Company or the Company's guarantee of the SunBelt notes as the Company borrows under the revolving credit facility, the Company will be required to equally and ratably secure the Notes, such existing notes and the SunBelt guarantee with the collateral securing borrowings under the revolving credit facility and the letters of credit, bank guarantees and hedging instruments for so long as these specified limits are exceeded. Accordingly, depending on the amount drawn under the revolving credit facility, the Notes could become secured.

     The obligations of the Company under the revolving credit facility will be secured and guaranteed until the debt-to-EBITDA ratio of the Company is less than 3.50 to 1.0 for any two consecutive fiscal quarters. If the revolving credit facility becomes unsecured, the Notes will not be secured by the collateral described above.

     The Notes will not be guaranteed by any of the subsidiaries of the Company. Accordingly, the Notes will be effectively subordinated to all existing and future debt of the subsidiaries of the Company. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. The Notes are exchangeable and transfers thereof will be registered without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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

     Interest on overdue principal and premium, if any, and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

     Principal and premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purposes in The City of New York, or, at the option of the Company, such payments may be made by check mailed to a holder at its registered address or, at the election of any holder in the manner prescribed by the Indenture, by wire transfer of immediately available funds.

     If any interest payment date or redemption date or the maturity date of the Notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest on the Notes may be made on the next business day at that place of payment.

ADDITIONAL NOTES

     The Indenture does not limit the amount of the Notes that we may issue under the Indenture, and we may issue additional Notes ("Additional Notes") under the Indenture. The Notes are initially being offered in the aggregate principal amount of $200.0 million. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and redemptions. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Notes," references to the Notes include any Additional Notes actually issued.

OPTIONAL REDEMPTION

     The Company may redeem the Notes in whole at any time or in part from time to time, at its option, on at least 30 but not more than 60 days' prior notice, at a redemption price equal to the greater of:

     - 100% of the principal amount of such Notes being redeemed on the redemption date, and

     - the Make Whole Amount,

plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, on the Notes to the redemption date.

     Unless the Company defaults in its payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Make Whole Amount" means the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed on the redemption date and the scheduled payments of interest thereon from the redemption date (but excluding any interest accrued to the redemption date) to originally scheduled maturity, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) on a semi-annual basis at the Special Adjusted Treasury Rate from the respective dates after the redemption date on which such principal and interest would have been payable.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc. and its successor and, at the option of the Company, other primary U.S. government securities dealers in New York City selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Special Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 50 basis points.

SINKING FUND; MANDATORY REDEMPTION

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

CERTAIN COVENANTS

     Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, incur or suffer to exist any Lien on property or assets now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if the Company so determines, any other Indebtedness of the Company which is not subordinate to the Notes or of such Subsidiary) equally and ratably with such Indebtedness as to such property or assets so long as such Indebtedness is so secured.

     The foregoing restrictions will not apply to:

          (1) Liens in respect of Indebtedness existing at the Issue Date;

          (2) Liens on property existing at the time of acquisition thereof;

          (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary;

          (4) Liens on property of the Company or any Subsidiary in favor of the United States of America, any state thereof or any instrumentality of either to secure certain payments pursuant to any contract or statute;

          (5) Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, and securing only the property so purchased, constructed or improved;

          (6) Liens for taxes or assessments or other governmental charges or levies, Liens imposed by law, such as mechanics' and materialmen's Liens, for sums not due or sums being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and Liens securing reimbursement obligations with respect to trade letters of credit, banker's acceptances and sight drafts incurred in the ordinary course of business which encumber documents and other property relating to such trade letters of credit, banker's acceptances and sight drafts;

          (7) Liens to secure obligations under worker's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

          (8) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgment or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party; and

          (9) Liens to secure any extension, renewal or refinancing (or successive extensions, renewals or refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (1) to (8) so long as such Liens do not extend to any other property and the Indebtedness so secured is not increased.

     In addition to the foregoing, the Company or any Subsidiary may incur a Lien to secure Indebtedness or enter into a Sale and Leaseback Transaction, without equally and ratably securing the Notes, if the sum of (a) the amount of Indebtedness subject to a Lien entered into after Issue Date and otherwise prohibited by the Indenture, and (b) the Attributable Value of Sale and Leaseback Transactions entered into under clause (1) of the covenant described under "-- Limitation on Sale and Leaseback Transactions" does not exceed 10% of Consolidated Net Tangible Assets of the Company at the time of such determination.

     In addition, if on and after the Issue Date any Capital Markets Debt of the Company or any Subsidiary or the SunBelt Guarantee becomes secured by a Lien, then the Company will cause the Notes to be secured equally and ratably by a Lien on the same property as such Lien for so long as such Capital Markets Debt or SunBelt Guarantee remains secured.

     "Capital Markets Debt" means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Act or outside the United States pursuant to Regulation S of the Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Act. As of the Issue Date, the Company's Capital Market Debt includes its 6.875% Debentures, 7.5% Debentures, 9.375%, Senior Notes and medium term notes.

     "Consolidated Net Tangible Assets" of a Person and its Subsidiaries means the sum of the Tangible Assets of such Person and its Subsidiaries after deducting all current liabilities and eliminating intercompany items, all determined in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Subsidiaries after deducting all current liabilities of such Subsidiaries as determined in accordance with GAAP.

     "SunBelt Guarantee" means the Guarantee by the Company of the Guaranteed Secured Senior Notes due 2017, Series G of SunBelt Chlor Alkali Partnership pursuant to a Guarantee dated December 22, 1997 by the Company.

     "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less the net book value of (i) all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles,
(ii) unamortized Indebtedness discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries, to enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless (1) the Company or such Subsidiary would be entitled to incur a Lien to secure Indebtedness in an amount equal to the Attributable Value of the Sale and Leaseback Transaction in accordance with the "-- Limitation on Liens" covenant above, without equally and ratably securing the Notes; or (2) the Company or the Subsidiary applies or commits to apply within 120 days an amount equal to the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction to the redemption of the Notes or to the redemption or repayment of Company Indebtedness which is pari passu to the Notes.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from such initial term date to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the lesser of:

(1) the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and
(2) in the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount calculated pursuant to (1) but adjusted to also include the amount of such penalty and to exclude any rent which would otherwise be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Sale and Leaseback Transaction" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor (or pool thereof) or to which lender or investor (or pool thereof) is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

     Consolidation, Merger and Sale of Assets. The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company will not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

          (1) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium, if any, and interest on all the Notes and the performance or observance of every covenant of the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

          (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a Lien which would not be permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as would be necessary effectively to secure the Notes equally and ratably with (or prior to) all Indebtedness secured thereby; and

          (4) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with.

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

     Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company therein, and thereafter, except in the case of a lease, the predecessor Person will be relieved of all obligations and covenants under the Indenture and the Notes.

     Guarantees by Subsidiaries. The Company will not permit any Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company (other than the Credit Facility) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the payment of the Notes by such Subsidiary (a "Subsidiary Guarantee"). If the Guaranteed Indebtedness is subordinated in right of payment to the Notes, pursuant to a written agreement to that effect, the Guarantee of such Guaranteed Indebtedness must be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     A Subsidiary Guarantee will terminate upon:

          (1) a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary (other than to the Company or a Subsidiary or an Affiliate) otherwise permitted by the Indenture; or

          (2) the release or discharge of the Guarantee or security that enabled the creation of the Subsidiary Guarantee and all other Guarantees of Indebtedness of the Company by such Subsidiary; provided that no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing or would result therefrom.

     SEC Reports. So long as the Notes are outstanding, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will electronically file with the SEC, the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the SEC pursuant to Section 13(a) or 15(d) if the Company were so subject, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would be required so to file such documents if the Company were so subject, unless, in any case, if such filings are not then permitted by the SEC.

     If such filings with the SEC are not then permitted by the SEC, or such filings are not generally available on the Internet free of charge, the Company will, within 15 days of each Required Filing Date, transmit by mail to holders of the Notes, as their names and addresses appear in the Note register, without cost to such holders, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Section 13(a) or 15(d), and promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at Company's cost.

     In addition, the Company has agreed that, for so long as any Notes remain outstanding and constitute "restricted securities" under Rule 144, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each of the following constitutes an Event of Default with respect to the Notes (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant

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

to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of or any premium on the Notes when due, whether at maturity, upon redemption, by declaration or otherwise;

          (c) failure to perform any other covenant in the Indenture and continuance of such default or breach for 60 days after written notice from the Trustee or holders of at least 25% in aggregate principal amount of the Notes;

          (d) a default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such Indebtedness now exists or shall hereafter be created, which default is a payment default upon final maturity of such Indebtedness or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case, within a period of 10 days after written notice from the Trustee or holder of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (e) specified events of bankruptcy, insolvency or reorganization involving the Company.

     If an Event of Default (other than in clause (e) of the preceding paragraph) has occurred and is continuing with respect to the Notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may declare the principal amount of and accrued interest and premium, if any, on the Notes immediately due and payable. If an Event of Default specified in clause (e) of the preceding paragraph occurs, the principal amount of and accrued interest and premium, if any, on the Notes will automatically, without any declaration or other action on the part of the Trustee or any holder of the Notes, become immediately due and payable.

     The holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee, may rescind and annul a declaration of acceleration and its consequences if:

             (i) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest, if any, on such Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

             (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     If a default occurs and is continuing with respect to the Notes, the Trustee will give to the holders of the Notes notice of such default as and to the extent provided by the Indenture and the TIA.

MODIFICATION

     The Indenture and the rights of holders of the Notes may be amended or supplemented, and noncompliance in any particular instance with any provision may be waived, in each case by the Company and the Trustee with the written consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding; provided, however, that no such amendment, supplement or waiver will:

     - extend the fixed maturity of any Notes, or

     - reduce the principal amount thereof or any premium thereon, or

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

     - reduce the rate or extend the time of payment of interest thereon, or

     - reduce any premium payable upon the redemption thereon, or

     - reduce the percentage required for modification, or

     - change the place of payment where, or the coin or currency in which, any Note or any premium thereon is payable, or

     - impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof,

without the consent of the holder of such Notes.

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures or amend the Indenture without the consent of the holders of the Notes to:

     - provide for the assumption of the Company's obligations to the holders of Notes in case of a merger or consolidation permitted by the Indenture,

     - evidence the assumption by a successor corporation of the Company's obligations, and covenants for the protection of the holders of the Notes,

     - provide for or release Guarantees by Subsidiaries as required by the Indenture,

     - cure any ambiguity or correct any inconsistency in the Indenture,

     - add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred in the Indenture upon the Company,

     - make any change that does not adversely affect the rights of the holders,

     - modify or amend the Indenture to permit the qualification of indentures supplemental thereto, or

     - comply with any requirement of the SEC in connection with qualification of the Indenture under the TIA or otherwise.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE; COVENANT DEFEASANCE

     The Indenture will be discharged upon cancellation of all outstanding Notes or, with specified limitations, upon deposit with the Trustee of funds sufficient for the repayment or redemption thereof.

     The Indenture provides that the Company, at its option:

          (a) will be discharged from any and all obligations in respect of the Notes, except for specified obligations to register the transfer or exchange of the Notes, replace stolen, lost or mutilated the Notes, maintain paying agencies and hold moneys for payment in trust, or

          (b) need not comply with specified restrictive covenants of the Indenture, including those described under "-- Certain Covenants," without such noncompliance being deemed or resulting in an Event of Default, in each case if the Company deposits, or causes to be deposited, irrevocably in trust with the Trustee money or U.S. Government Obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest and premium, if any, on, the Notes on the dates such payments are due in accordance with the terms of the Notes.

     To exercise any such option, among other things:

     - the Company must deliver to the Trustee an officers' certificate and an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss for federal income tax purposes and, in the case of a defeasance pursuant to clause (a) of

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

       this paragraph, such opinion will (1) state that since the Issue Date there has been a change in the applicable federal income tax law or (2) be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service,

     - no event which is, or after notice or lapse of time or both would become an Event of Default (other than specified in clause (e) of the first paragraph under "-- Event of Default, Notice and Waiver") has occurred and is continuing at the time of such deposit or, with regard to any such event specified in clause (e) of the first paragraph under "-- Event of Default, Notice and Waiver," at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition will not be deemed satisfied until after such 90th day),

     - such exercise may not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a part or by which it is bound, and

     - the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such exercise have been complied with.

THE TRUSTEE

     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

     The holders of no less than a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to specified exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, Affiliate or holder of capital stock of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

PAYMENT, TRANSFER AND EXCHANGE

     The Company will be required to maintain an office or agency at which the principal of (and premium, if any, on), interest and Liquidated Damages, if any, on the Notes will be payable. The Company will initially designate the office of the agent of the Trustee in New York City as an office where such principal, premium, if any, interest and Liquidated Damages, if any, will be payable. The Company may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and rescind the designation of any office or agency.

     All moneys paid by the Company to the Trustee or a paying agent for the payment of principal of (or premium, if any, on) or interest, if any, on any Notes that remain unclaimed for two years after such principal, premium, if any, or interest, if any, or Liquidated Damages, if any, becomes due and payable will be repaid to the Company, and the holder of such Notes will (subject to applicable abandoned property or similar laws) thereafter, as an unsecured general creditor, look only to the Company.
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

     Subject to the terms of the Indenture, Notes may be presented for registration of transfer and for exchange (i) at each office or agency required to be maintained by the Company, as described above, and (ii) at each other office or agency that the Company may designate from time to time for such purposes. Registration of transfers and exchanges will be effected if the transfer agent is satisfied with the evidence of ownership and identity of the Person making the request and if the transfer form thereon is duly executed and the transfer agent is otherwise satisfied that the transfer is being made in accordance with the Indenture and applicable law. See "Book-Entry; Delivery and Form" and "Notice to Investors" for a description of additional transfer restrictions applicable to the Notes.

     No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of any tax or other governmental charge payable in connection therewith.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For the purposes of this definition, the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Credit Facility" means the Five-Year Credit Agreement, as amended, among the Company, the lenders party thereto and Citicorp USA, Inc., as administrative agent, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

     "GAAP" means generally accepted accounting principles in the United States of America, which are in effect on the Issue Date.

     "Guarantee" by any Person means any obligation, contingent or otherwise, directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor"), direct or indirect, contingent or otherwise, of such Person:

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (or to advance or supply funds for the purchase of any security for the payment of such Indebtedness); or

     - to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

     - to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor to enable the primary obligor to pay such Indebtedness (and the terms "Guaranteed and Guaranteeing" shall have meanings correlative to the foregoing);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business and provided, further, that the term "Guarantee" shall not include contracts made in the ordinary course of business of the Company and its Subsidiaries for the purchase of utilities, services and raw materials that require payment to be made to the provider of the utilities, services or raw materials regardless of whether delivery is ever made of such utilities, services or raw materials so long as the quantities thereof do not exceed the Company's or the Subsidiaries' reasonably anticipated consumption thereof. The amount of the Guarantee shall be equal to the amount of the obligation covered thereby.

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent:

          (1) every obligation of such Person for borrowed money or evidenced by a note, bond, debenture or similar instrument, including obligations incurred in connection with the acquisition of property (other than accounts payable describe in clause (3) below), assets or business;

          (2) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (3) every obligation of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith);

          (4) the amount of every Capital Lease Obligation of such Person;

          (5) the maximum fixed redemption or repurchase price of Redeemable Stock of such person;

          (6) every obligation of such person under interest rate swap or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person;

          (7) the Attributable Value with respect to any Sale and Leaseback Transaction to which such Person is party; and

          (8) every obligation of the type referred to in clauses (1) through
     (7) of another person and all dividends of another Person for the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.

     "Liquidated Damages" has the meaning set forth under the registration rights agreement, dated as of April 23, 2002, among the Company and the initial purchasers of the outstanding notes.

     "Paying Agent" has the meaning set forth in the Indenture.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any kind.

     "Redeemable Stock" means any equity security that by its terms or otherwise is required to be redeemed prior to the final stated maturity of the Notes or is redeemable or exchangeable into Indebtedness (other than Redeemable Stock) at the option of the holder thereof at any time prior to the final stated maturity of the Notes. For purposes hereof, the "maximum fixed redemption or repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer (or managing general partner of the issuer) of such Redeemable Stock.

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

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" means any corporation, association or other business entity which more than 50% of the Voting Stock is owned, directly or indirectly, by the Company, or by the Company and one or more other Subsidiaries.

     "U.S. Government Obligations" means direct obligations fully guaranteed or insured by the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" means the stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                         BOOK-ENTRY, DELIVERY AND FORMS

THE GLOBAL NOTES

     The exchange notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Note"). The Global Note will be deposited on the issue date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a Global Notes may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

     All interests in a Global Note may be subject to the procedures and requirements of DTC.

EXCHANGES AMONG THE GLOBAL NOTES

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company does not take any responsibility for these operations or procedures, and investors are urged to contact the system or its participants directly to discuss these matters.

     DTC has advised the Company that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Exchange
       Act.

     DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

CERTIFICATED NOTES

     If:

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act for the Global Notes, and in each

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

       case, a successor depositary for the Global Notes is not appointed within 90 days of such notice or cessation;

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in exchange for all or any part of the notes represented by a Global Note or Global Notes; or

     - an Event of Default has occurred and is continuing and the registrar has received a request from DTC,

then DTC shall surrender such Global Note or Global Notes to the trustee for cancellation and we shall execute, and the trustee shall authenticate and deliver Certificated Notes in exchange for such Global Note or Global Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

             FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis on the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

           SPECIFIC FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE
                                 EXCHANGE NOTES

     This section describes the principal United States federal income tax considerations relating to the ownership and disposition of exchange notes. The following summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and will hold your exchange notes, as capital assets for United States federal income tax purposes. Not all of the rules discussed in this section will apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns exchange notes that are a hedge or that are hedged against interest rate risks,

     - a person that owns exchange notes as part of a straddle or conversion transaction for tax purposes, or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

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     As used in this section, the term "U.S. Holder" means a beneficial owner of an exchange note that is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable regulations to be treated as a United States person.

The term "Non-U.S. Holder" as used in this section means a beneficial owner of an exchange note that is not a "U.S. Holder."

     If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of an exchange note, the United States federal income and withholding tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold exchange notes, you should consult your tax advisor as to the particular United States federal income tax consequences to you of the exchange notes.

     THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF HOLDING OR DISPOSING OF THE EXCHANGE NOTES UNDER UNITED STATES FEDERAL INCOME LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. HOLDERS

     Payments of stated interest on the exchange notes will generally be taxable to a U.S. Holder as ordinary income at the time they are paid or accrued, in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

     Upon the sale, exchange, redemption or other disposition of an exchange note, a U.S. Holder will generally recognize gain or loss equal to the difference between the cash received on such disposition (except to the extent such cash is attributable to accrued but unpaid interest, which will be treated as interest as described in the preceding paragraph) and the U.S. Holder's adjusted tax basis in the exchange note. In the case of a redemption of exchange notes, the cash paid to redeem the exchange notes will be equal to either 100% of the principal amount of the exchange notes being redeemed or the Make Whole Amount, whichever is greater. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note reduced by any principal payments received.

     Gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the exchange note is more than 12 months. As explained above in the preceding section, "Federal Income Tax Consequences of the Exchange Offer," a U.S. Holder's holding period in an exchange note will generally include the holding period for the outstanding note exchanged in the exchange offer.

     Under federal tax regulations, the possibility of a redemption of notes at a price that is different from the principal amount of the notes can, in certain circumstances, alter the United States federal income tax treatment of the notes. Under the terms of the exchange notes, we may opt to redeem the exchange notes at either 100% of the principal amount of the exchange notes being redeemed or the Make Whole Amount, whichever is greater. However, the possibility that you may receive the Make Whole Amount upon any early redemption of your exchange notes is not material to the U.S. federal income tax consequences of the ownership and disposition of exchange notes and will not alter the United States federal income tax consequences that are described above in this section.

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NON-U.S. HOLDERS

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of an exchange note:

     - We generally will not be required to deduct United States withholding tax from payments of interest to you if:

             1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

             2. you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership,

             3. you are not a bank whose receipt of interest on an exchange note is pursuant to a loan agreement entered into in the ordinary course of business, and

             4. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

                a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

                b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

                c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or
           (3) securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and such person is permitted to certify under regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an Internal Revenue Service Form W-8BEN (or acceptable substitute form) from you and from other holders of exchange notes on whose behalf it is receiving payment, or

                d. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with regulations.

     - Generally, no deduction for any United States federal withholding tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your exchange note. In addition, a Non-U.S. Holder of an exchange note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you conduct a U.S. trade or business or if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and you are not otherwise a resident of the United States for United States federal income tax purposes, you should consult your tax advisor regarding the United States federal income tax consequences of a sale or other disposition of an exchange note.

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

     Further, generally, an exchange note held by an individual who at death is not a citizen or resident of the United States should not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

     - the income on the exchange note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting and backup withholding requirements will apply to payments of principal and interest on and the proceeds of certain sales of the exchange notes unless the holder thereof is an exempt recipient or establishes exemption from these rules. U.S. Holders will be subject to a backup withholding tax on such payments if they fail to provide their taxpayer identification number or certification of exempt status or if they have been notified by the Internal Revenue Service that they are subject to backup withholding. Non-U.S. Holders may be subject to backup withholding tax on these payments unless they comply with certain certification procedures to establish that they are not United States persons. The certification procedures required of Non-U.S. Holders to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a U.S. Holder or a Non-U.S. Holder will be allowed as a credit against United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

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                              PLAN OF DISTRIBUTION

     Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for us by Wendy C. Shiba, Chief Legal Officer of PolyOne. As of March 31, 2002, Ms. Shiba owned 40,000 shares of restricted stock of PolyOne and had been granted options to purchase 12,318 common shares. In addition, as of that date, she owned 85 common shares of PolyOne through her participation in the 401(k) plan of PolyOne.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited PolyOne Corporation's consolidated financial statements and schedule included or incorporated by reference in PolyOne's Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement and which, as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and the period from April 30, 1999 through December 31, 1999, are based in part on the reports of Arthur Andersen LLP. PolyOne's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Oxy Vinyls, LP as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and the period from April 30, 1999 through December 31, 1999 incorporated by reference into this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is attached as
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

Exhibit 13.2 to PolyOne Corporation's Form 10-K for the year ended December 31, 2001 and is incorporated by reference into this registration statement in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Under most circumstances a registrant must obtain and file the consent of its accountants contemporaneously with the filing of any registration statement that includes audited financial statements. By granting such a consent, accounting firms become exposed to liability under Section 11(a) of the Securities Act for any untrue statements of material fact in, or omissions of material facts from, the registration statement. Investors who bring a successful claim under Section 11(a) of the Securities Act are entitled to recessionary damages. Because we are filing this registration statement without the consent of Arthur Andersen, investors will not be able to pursue claims against Arthur Andersen under
Section 11(a) of the Securities Act.

     The consolidated financial statements of M.A. Hanna Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the financial statement schedule for each of the three years in the period ended December 31, 1999 incorporated by reference into this prospectus of PolyOne Corporation have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including PolyOne. In addition, our common shares are listed on the New York Stock Exchange and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents (Commission File No. 001-16091) that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 10-K for the year ended December 31, 2001;

     - Amendment No. 1 to the Annual Report on Form 10-K/A;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     - Current Report on Form 8-K filed with the SEC on January 16, 2002;

     - Current Report on Form 8-K filed with the SEC on February 8, 2002;

     - Current Report on Form 8-K filed with the SEC on February 14, 2002;

     - Current Report on Form 8-K filed with the SEC on April 8, 2002;

     - Current Report on Form 8-K filed with the SEC on April 11, 2002;

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     - Current Report on Form 8-K filed with the SEC on April 15, 2002;

     - Current Report on Form 8-K filed with the SEC on April 19, 2002;

     - Current Report on Form 8-K filed with the SEC on May 1, 2002; and

     - Current Report on Form 8-K/A filed with the SEC on May 2, 2002.

     In addition, we incorporate by reference Item 8 and Item 14 of M.A. Hanna Company's Annual Report on Form 10-K for the year ended December 31, 1999 and
Item 1 of M.A. Hanna Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (Commission File No. 001-05222).

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: PolyOne Corporation, Attention:
Dennis Cocco, Chief Investor & Communications Officer, Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114-2304, telephone number: (216) 589-4018.

     We have not authorized any other person to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

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                                  $200,000,000

                              POLYONE CORPORATION
                          8.875% SENIOR NOTES DUE 2012

                                 [POLYONE LOGO]

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                                   PROSPECTUS

                                 JULY 24, 2002

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